Exhibit 10.1
ASSET PURCHASE AGREEMENT
dated November 30, 2006
by and among
AMERICAN MEDICAL SYSTEMS, INC.,
LASERSCOPE
and
IRIDEX CORPORATION

i

ii

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated November 30, 2006 (this “Agreement”), is by and among American Medical Systems, Inc., a Delaware corporation (“Parent”), Laserscope, a California corporation and a wholly owned subsidiary of Parent (“Seller”), and Iridex Corporation, a Delaware corporation (“Purchaser”). Capitalized terms used in this Agreement have the meanings provided in, or in such other sections hereof as are cross-referenced in, Article 10.
Recitals
     A. Seller is in the business of designing, developing, using, manufacturing, marketing, promoting, selling and distributing lasers and other light-based treatment devices used or useful in the Field of Use (collectively “Aesthetics Devices”). For purposes of this Agreement, “Field of Use” means all cosmetic, therapeutic aesthetic and prophylactic aesthetic applications and dermatology applications, including, without limitation (1) hair removal (e.g., pseudofolliculitis (shaving bumps) and hair growth prevention and reduction; (2) minimally invasive and/or non-invasive skin resurfacing and rejuvenation (e.g., variable depth resurfacing for conditions such as wrinkles and acne scars, treatment and prevention of pigmented and vascular lesions, and collagen stimulation for conditions such as wrinkles), (3) treatment and prevention of vascular lesions of all kinds including without limitation port wine stains, matter telangiectasia, rosacea, cherry angiomas, spider angiomas, venous lake, red and blue spider leg veins and red and blue facial veins; (4) treatment and prevention of pigmented lesions (e.g., solar lentigines, cafe au lait stains, melasma, post-trauma hyperpigmentation); and (5) treatment and prevention of acne but in all cases excluding, for the avoidance of doubt, applications in the fields of urology, gynecology, colorectal disorders, sexual dysfunction and related pelvic disorders, and all internal surgical treatments except for internal surgical treatments for dermatological or aesthetic applications. For purposes of this Agreement, “Aesthetics Business” means Seller’s business of designing, developing, using, manufacturing, marketing, promoting, selling and distributing Aesthetics Devices in the Field of Use.
     B. Seller has developed Intellectual Property related to the Aesthetics Devices, including Intellectual Property applicable to laser or other light-based treatment devices generally, and Intellectual Property that is uniquely applicable to Aesthetics Devices and the Aesthetics Business.
     C. Purchaser wishes to purchase from Seller and Seller wishes to sell to Purchaser, certain of Seller’s tangible and intangible assets and rights used by Seller in the conduct of the Aesthetics Business and necessary for Buyer to conduct the Aesthetics Business following the Closing.
     D. Purchaser and Seller wish to grant certain exclusive, worldwide licenses (including in the case of the grant by Seller, to certain of Seller’s Intellectual Property not uniquely applicable to Aesthetics Devices for use exclusively within the Field of Use), as specified in the License Agreement.

Agreement
     In consideration of the foregoing, incorporated herein by this reference, and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
1.1	Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), on the Closing Date, Seller shall sell, transfer, convey, assign and deliver to Purchaser and Purchaser shall purchase from Seller, free and clear of any mortgage, lien, pledge, option, security interest, claim, charge, financing statement or other lien of any kind whatsoever, whether or not of record (“Liens”), other than Permitted Liens, all right, title and interest in and to those assets specified below, or in each of the categories more particularly described below (the “Purchased Assets”):
(a)	Equipment. Those items of equipment and tooling specified on Exhibit 1.1(a) hereto (collectively, the “Equipment”);

(b)	Finished Goods Inventory. All completed Aesthetics Devices in inventory as of the close of business on the Closing Date (the “Finished Goods Inventory”), including, but not limited to the Finished Goods Inventory specified on Exhibit 1.1(b) hereto (as such exhibit shall be updated immediately prior to Closing);

(c)	Contracts. Those contracts and consulting agreements, or portions thereof, specified on Exhibit 1.1(c) hereto (collectively, the “Assigned Contracts”);

(d)	Transferred Intellectual Property. The Aesthetics Business Intellectual Property, specified on Exhibit 1.1(d) hereto and all reissues, re-examinations and extensions thereof, and all know-how and all invention records, including for example “enveloppe Soleau” if applicable, created by internal and external personnel, and in the case of know-how and invention records, to the extent exclusively related to the Aesthetics Business regardless of whether proper protection has been sought or maintained (hereinafter the “Transferred Intellectual Property”);

(e)	Accounts Receivable and Prepaid Expenses. All accounts and notes receivable, employee receivables, deposits, advances, manufacturer and supplier rebates, and all other receivables to the extent arising out of the sale of Seller Product prior to the Closing Date (collectively, “Accounts Receivable”) including, but not limited to the Accounts Receivable specified on Exhibit 1.1(e) hereto and all prepaid expenses to the extent relating exclusively to the Aesthetics Business (the “Prepaid Expenses”), including but not limited to the prepaid expenses specified on Exhibit 1.1(e) (as such exhibit shall be updated immediately prior to Closing);

(f)	Government Permits. All federal, state, local, foreign and other governmental or administrative bodies, licenses, permits, approvals, authorizations, license applications, registrations and other rights specified on Exhibit 1.1(f) hereto;

(g)	Personal Property Leases. All leases and subleases of furniture, furnishings, computers, fixtures, equipment, machinery, spare parts, tooling, supplies, vehicles and other personal property specified on Exhibit 1.1(g) hereto (the “Personal Property Leases”), which Exhibit specifies the items of personal property subject to each of the leases set forth therein;

(h)	Equity Rights in Certain of Seller’s Subsidiaries. All of the Seller’s outstanding Equity Interests in:
(i)	Laserscope (UK) Ltd., a British private limited company incorporated in England and Wales with registered number 02420543 (“Laserscope UK”); and

(ii)	Laserscope France, S.A., a French société anonyme (“Laserscope France” and, together with Laserscope UK, the “Subsidiaries”, and the equity interests in the Subsidiaries so transferred, the “Transferred Equity Interests”), including, but not limited to, the Equity Interests specified on Exhibit 1.1(h) hereto;
(i)	Service Parts. All components or parts in inventory as of the Closing Date that could be used exclusively to provide service with respect to Seller Product sold prior to the Closing Date (the “Service Parts”).

(j)	Business Information. All business and tax information and related books and records, including files, computer discs and tapes, invoices, credit and sales records, personnel records (subject to Applicable Law), customer lists, supplier lists (including supplier cost information), manuals, drawings, business plans and other plans and specifications, accounting books and records, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales programs and manufacturing and quality control records and procedures, in all cases to the extent such information is (a) reasonably and readily (i) identifiable, (ii) capable of segregation from Seller’s other business information, books and records, and (iii) transferable by Seller, and (b) exclusively related to, or is exclusively used or employed in, the Aesthetics Business; provided, however, that Seller shall be entitled to retain copies of any of the foregoing to the extent reasonably necessary for, and may use such copies solely in connection with, tax or accounting matters or for the defense or prosecution of any action or claim not assigned hereunder;

(k)	Claims. All claims, credits, causes of action, and rights to damages, profits or set-off whatsoever to the extent relating to any of the foregoing, whether known or unknown, including for infringement of any Transferred Intellectual Property, but in any case only to the extent related to the operation of the Aesthetics Business; and

(l)	Goodwill. All of the goodwill of the Aesthetics Business, including the right to represent itself as the successor to the Aesthetics Business.
provided, however, that notwithstanding any other provision hereof, immediately prior to the Closing Seller will, pursuant to agreements and documentation reasonably acceptable to each of Seller and Purchaser, (A) take appropriate actions to cause inter-company receivables and certain other liabilities identified on Schedule 1.1, as attached hereto and as the same shall be updated immediately prior to Closing, to be assigned to designated Affiliates of Seller; and (B) in payment of such receivables and liabilities, cause the Subsidiaries to transfer and assign to such Affiliates of Seller all of the Subsidiaries’ right, title and interest in and to: (i) specified items of equipment and other assets of the Subsidiaries not used in or necessary to the Aesthetics Business; (ii) all finished goods, work in process, raw and packaging materials, and spare and replacement parts held for sale other than in connection with the Aesthetics Business; (iii) all accounts receivable and purchase orders relating to products other than for Aesthetics Devices; (iv) all cash in hand, cash equivalents, investments, and bank accounts except for such cash, cash equivalents, etc. that Seller elects in its sole discretion to leave with the Subsidiaries; (v) certain contract, intellectual property and other rights not used in or necessary to the Aesthetics Business; and (vi) goodwill not related to the Aesthetics Business, in each case as specified on Schedule 1.1 as attached hereto and as the same shall be updated immediately prior to Closing (collectively, the transactions referred to above are referred to herein as the “ Pre-Closing Transactions”).
1.2	Excluded Assets. All of Seller’s assets, other than those assets expressly enumerated in the foregoing paragraph as Purchased Assets, are excluded from the purchase and sale provided for in Section 1.1, and are referred to herein as the “Excluded Assets.” The Excluded Assets include, without limitation:
(a)	Certain Inventory. All raw materials and work-in-progress inventory (collectively, the “Excluded Inventory”), which Excluded Inventory shall be retained by Seller for purposes of its performance under the Product Supply Agreement;

(b)	Cash. All cash in hand, cash equivalents, investments, and bank accounts (including the consideration delivered to Seller at Closing pursuant to this Agreement for the Purchased Assets);
(c)	Real Property. All real property or interests in real property and all buildings, structures, fixtures and improvements located thereon, and all privileges, rights, easements and appurtenances belonging to or for the benefit thereof, owned or leased by Seller (excluding, for the avoidance of doubt, the Real Estate Leases);

(d)	Tax Refunds. Federal or state income tax refunds relating to taxes paid by Seller, for all periods or portions of periods ending on or prior to the Closing Date;

(e)	Business Information. All business information and related books and records of Seller that is not included in Section 1.1(i); provided, however, that Seller shall provide Purchaser with reasonable access to such portions of such information relating to the Aesthetics Business from time to time from and after the Closing, subject to prior notice and without undue interruption to the business of Seller; and

(f)	Other. All rights of Seller under this Agreement and all corporate minute books, records and seals of Seller (excluding, for the avoidance of doubt, any corporate minute books, records or seals of the Subsidiaries).
1.3	Assumption and Retention of Liabilities.
(a)	Assumed Liabilities. From and after the Closing Date, Purchaser shall, without any further responsibility or liability of, or recourse against, Parent or Seller, or any of their respective Affiliates, or any of the respective directors, shareholders, officers, employees, agents, consultants, representatives, successors or assigns of any of the foregoing, absolutely and irrevocably assume and be liable and solely responsible for all Liabilities arising out of or relating to:
(i)	The ownership, use or possession of the Purchased Assets and operation of the Aesthetics Business after the effective time of the Closing (the “Effective Time”), including, without limitation, any claim that a product used, manufactured, sold or offered for sale by Purchaser after the Effective Time infringes any rights in Intellectual Property of any third party (not affiliated with Parent or Seller);

(ii)	Employee and employee benefits matters assumed by Purchaser under Article 5;

(iii)	Liabilities first arising in the ordinary course of the Aesthetics Business after the Closing Date under the Assigned Contracts, specifically excluding any liabilities or obligations arising from or in connection with any breach, violation, default or failure of performance of Seller arising prior to the Effective Time and any Liabilities, obligations and responsibilities of Seller arising out of or relating to the Ancillary Agreements;

(iv)	All Product Warranty Claims;

(v)	Those customer service contracts set forth on Exhibit 1.3(a)(v) hereto, as such exhibit is updated as of the Closing Date to reflect those additional customer service contracts entered into between the date hereof and the Closing Date (collectively, the “Assumed Service Contracts”); and

(vi)	Any Transfer Taxes and Straddle Period Taxes attributable to Purchaser pursuant to Sections 4.2(c) and 4.2(e) of this Agreement.

For the avoidance of doubt, and notwithstanding any other provision hereof except as provided in Sections 1.3(b)(v), 4.2(e) and 8.2(d), each of the Subsidiaries will, after the Closing Date (after giving effect to the Pre-Closing Transactions) remain subject to all Liabilities they may have on the Closing Date. The obligations described in this Section 1.3(a), including the Liabilities of the Subsidiaries, are hereinafter collectively referred to as the “Assumed Liabilities”.
(b)	Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume and hereby expressly disclaims any assumption of any other Liabilities of Seller, whether or not related to the Aesthetics Business (the “Retained Liabilities”), including, but not limited to, any liabilities (except for the liabilities specifically described in clauses (i) — (vi) of Section 1.3(a)) relating to or arising out of:
(i)	The ownership, use or possession of the Purchased Assets and operation of the Aesthetics Business on or before the Effective Time;

(ii)	Liabilities first arising in the ordinary course of the Aesthetics Business on or before the Closing Date under the Assigned Contracts;

(iii)	Seller’s Retained Environmental Liabilities;

(iv)	All Liabilities with respect to those employees of the Subsidiaries to be employed by Seller after the Closing Date, as identified in Schedule 1.3(b) (the “Retained Employees”) whether such Liabilities arise under (A) the Acquired Rights Directive (77/187/EEC); or (B) UK or French legislation implementing the Acquired Rights Directive into national law; or (C) otherwise;

(v)	Any Taxes of Seller, any Income Taxes of any Subsidiary arising after application of its NOL Threshold or other Taxes of any Subsidiary, including any liability for Taxes arising from or attributable to Seller’s operation of the Aesthetics Business or use or ownership of the Purchased Assets (other than Taxes attributable to either of the Subsidiaries for taxable periods (or portions thereof) ending on or prior to the Closing Date to the extent that they are reflected in the Final Subsidiary Closing Balance Sheet) for all taxable periods (or portions thereof) ending on or prior to the Closing Date, and including any Transfer Taxes, if any, and Straddle Period Taxes attributable to Seller pursuant to Sections 4.2(c) and 4.2(e) of this Agreement;

(vi)	All amounts owed under any Contract disclosed in Section 2.24 of the Disclosure Schedule;

(vii)	Any Liabilities under any Contracts other than the Assigned Contracts and any Liabilities arising from or in connection with any breach, violation, default or failure of performance of Seller or any third party under the Assigned Contracts prior to the Closing Date;

(viii)	All Liabilities, obligations and responsibilities of Seller arising out of or relating to the Ancillary Agreements; and

(ix)	All Liabilities arising out of Section 4.2(a) (relating to “lump sum payment” obligations of Seller) under that certain Non-Exclusive Patent License between Seller and Palomar Medical Technologies, dated October 18, 2006.
1.4	Purchase Price. At the Closing, in addition to assuming the Assumed Liabilities and subject to the terms and conditions of this Agreement, including without limitation any adjustment required under Section 1.5, in reliance on the representations, warranties and agreements of Parent and Seller contained herein and in consideration of the sale, assignment, transfer and delivery of the Purchased Assets, Purchaser agrees to pay to Seller (a) the sum of $28,000,000, payable by delivery of (i) $26,000,000 in immediate available funds at Closing; and (ii) issuance of a number of shares of Purchaser’s common stock having a value equal to $2,000,000 based upon the average of the daily closing price of such shares as reported by the Nasdaq Stock Market for the twenty (20) trading days immediately preceding the Closing Date (the “Stock Consideration”) plus, (b) an amount equal to the book value of the Service Parts as of the Closing Date, which such amount will be payable in immediately available funds on the date that payment for the “Product Inventory” becomes due under Section 7.3(c) of the Product Supply Agreement (including such extensions as provided therein) (collectively, the “Purchase Price”).
1.5	Post-Closing Adjustment.
(a)	The Purchase Price shall be (A) increased by the amount, if any, by which the amount of the Balance Sheet Items reflected in the Final Closing Balance Sheet Item Statement (the “Final Closing Balance Sheet Item Amount”) total to an amount greater than $9,500,000, or decreased by the amount, if any, by which the Final Closing Balance Sheet Item Amount is less than $7,300,000, (B) increased by the amount of the Cash of the Subsidiaries, (C) decreased by Fifty Percent (50%) of the Adjusted Liabilities of the Subsidiaries, (D) decreased by the amount of the Income Tax Liability of the Subsidiaries, (E) decreased by the amount of any liability for Taxes attributable to the Pre-Closing Transactions to the extent not included in clauses (C) or (D) all, in the case of clauses (B) through (E), to the extent reflected in the Final Subsidiary Closing Balance Sheet (as defined below) and (F) increased by the amount of any payments that become due on or after December 31, 2006 pursuant to any bonus plan or any severance plan or retention plan disclosed on Schedule 5.2(d) and that are paid by Parent or Seller prior to the Closing Date to any Transferred Employee or any employee of a Subsidiary that is not a Retained Employee.

(b)	As used herein:
(i)	“Balance Sheet Items” means (i) the book value all Equipment, Finished Goods Inventory, Accounts Receivable and Prepaid Expenses, aggregated with all such similar balances of the Subsidiaries, and all other inventory items of the Subsidiaries, all after giving effect to the Pre-Closing Transactions, less (ii) Seller’s reserves for Product Warranty Claims and the unearned service revenue accrued with respect to the Assumed Service Contracts, in each case, aggregated with all such similar balances of the Subsidiaries after giving effect to the Pre-Closing Transactions.

(ii)	“Cash of the Subsidiaries” means all cash and cash equivalents of the Subsidiaries.

(iii)	“Adjusted Liabilities of the Subsidiaries” means (A) all Liabilities of the Subsidiaries, except for (w) Income Tax Liability, (x) liability for Taxes attributable to the Pre-Closing Transactions, (y) Liabilities described in clause (ii) of the definition of, and taken into account in the calculation of, Balance Sheet Items and (z) any liability described in clauses (ii) through (vi), inclusive, of Section 1.3(a), less (B) the amount, if any, by which input Value Added Taxes paid by the relevant Subsidiary prior to the Closing Date exceeds the amount of output Value Added Taxes payable by such Subsidiary prior to the Closing to the extent that such amount can be used to reduce the future liability of the Subsidiaries for Value Added Taxes, less (C) the amount of any Liability that establishes a reserve against any Tax asset included on the Final Subsidiary Closing Balance Sheet created by any net operating loss or net operating loss carryover.

(iv)	“Income Tax Liability of the Subsidiaries” means any Liability accrual for Income Tax, but shall expressly not include any Liability that establishes a reserve against any Tax asset included on the Final Subsidiary Closing Balance Sheet created by any net operating loss or net operating loss carryover.

(v)	“Subsidiary Closing Balance Sheet” means the combined balance sheet of the Subsidiaries as of the close of business on the Closing Date, after giving effect to the Pre-Closing Transactions (including any Tax liability arising therefrom).

(vi)	“Adjusted Purchase Price” means the Purchase Price as adjusted pursuant to this Section 1.5.
(c)	Not later than 15 days after the Closing Date, Seller will prepare and deliver to Purchaser a proposed statement of the Balance Sheet Items as of the close of business on the Closing Date (the “Proposed Closing Balance Sheet Item Statement”) and a proposed Subsidiary Closing Balance Sheet (the “Proposed Subsidiary Closing Balance Sheet”), each prepared on a basis consistent with Sections 2.6(a) and (b), respectively, except that the Proposed Subsidiary Closing Balance Sheet shall include all Liabilities for Income Taxes. Purchaser agrees to provide Seller and its accountants, at no cost to Seller, access to the books and records of the Aesthetics Business to the extent reasonably requested by Seller for purposes of preparing the Proposed Closing Balance Sheet Item Statement and the Proposed Subsidiary Closing Balance Sheet, and will cause appropriate personnel of Purchaser to provide reasonable assistance to Seller and its representatives, at no cost to Seller, in the preparation of the Proposed Closing Balance Sheet Item Statement and the Proposed Subsidiary Closing Balance Sheet.

(d)	Unless Purchaser notifies Seller in writing that it disagrees with any aspect of the Proposed Closing Balance Sheet Item Statement or the Proposed Subsidiary Closing Balance Sheet (such notice to include Purchaser’s objections and reasonably detailed proposed revisions to said documents and in reasonable detail the basis therefor along with any relevant supporting data), within 30 days after receipt thereof, the Proposed Closing Balance Sheet Item Statement and/or the Proposed Subsidiary Closing Balance Sheet, as applicable, shall be conclusive and binding on Seller and Purchaser. If Purchaser so notifies Seller in writing within such 30-day period, then Seller and Purchaser shall attempt to resolve their differences with respect thereto within 15 days after Seller’s receipt of Purchaser’s written notice of disagreement. Any disputes not resolved by Seller and Purchaser within such 15-day period regarding the Proposed Closing Balance Sheet Item Statement or the Proposed Subsidiary Closing Balance Sheet will be resolved by the San Jose or San Francisco/Oakland metropolitan area office of an accounting firm of national reputation that has not received fees in excess of $10,000 during the preceding twelve (12) months from either the Parent or the Seller on the one hand or Purchaser on the other hand and is mutually agreed upon by the parties or, if the parties are unable to agree on a firm, such firm as may be selected by the American Institute of Certified Public Accountants (the “Firm”), and each party agrees to execute, if requested by the Firm, a reasonable engagement letter. Not later than 30 days after the engagement of the Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), the parties shall submit simultaneous briefs to the Firm (with a copy to the other parties) setting forth their respective positions regarding the issues in dispute, and not later than 30 days after the submission of such briefs the parties shall submit simultaneous reply briefs (with a copy to the other parties). The Firm shall render its decision resolving the dispute within 30 days after submission of the reply briefs. If additional briefing, a hearing, or other information is required by the Firm, the Firm shall give notice thereof to the parties as soon as practicable before the expiration of such 30-day period, and the parties shall promptly respond with a view to minimizing any delay in the decision date.

(e)	The Firm shall make a determination on the disputes so submitted as well as such modifications, if any, to the Proposed Closing Balance Sheet Item Statement and/or the Proposed Subsidiary Closing Balance Sheet, as applicable, as reflect such determination, and the same shall be conclusive and binding upon the parties and non-appealable; provided, however, that neither the Firm’s determination of nor the parties’ agreement regarding the Final Closing Balance Sheet Item Statement and/or the Proposed Subsidiary Closing Balance Sheet (unless otherwise specifically agreed to by the parties) shall prevent either party from making claims under Article 8 hereof. The Firm shall be instructed by the parties to use those procedures and calculations set forth in Section 1.5(c) to resolve any disputes in respect of the Proposed Closing Balance Sheet Item Statement and/or the Proposed Subsidiary Closing Balance Sheet and act in strict accordance with the terms of this Agreement. The determination of the Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Proposed Closing Balance Sheet Item Statement, in the case of Seller, or in the notice described in the first sentence of Section 1.5(d), in the case of Purchaser. The fees and expenses of the Firm shall be shared equally by Seller and Purchaser. As used herein, “Final Closing Balance Sheet Item Statement” shall mean either (x) the Proposed Closing Balance Sheet Item Statement as delivered and received without timely objection hereunder or as mutually agreed to by the parties, or (y) in the event of any dispute resolved by the Firm, the Proposed Closing Balance Sheet Item Statement as amended and restated by the Firm and “Final Subsidiary Closing Balance Sheet” shall mean either (x) the Proposed Subsidiary Closing Balance Sheet as delivered and received without timely objection hereunder or as mutually agreed to by the parties, or (y) in the event of any dispute resolved by the Firm, the Proposed Subsidiary Closing Balance Sheet as amended and restated by the Firm.
(f)	Any adjustment required hereunder shall be payable as follows:
(i)	If the amount calculated under Section 1.5(a) above results in a net decrease to the Purchase Price, within five Business Days of the final determination of the Final Closing Balance Sheet Item Statement and the Final Subsidiary Closing Balance Sheet, Seller shall pay such net decrease to Purchaser.

(ii)	If the amount calculated under Section 1.5(a) above results in a net increase to the Purchase Price, within five Business Days of the final determination of the Final Closing Balance Sheet Item Statement and the Final Subsidiary Closing Balance Sheet, Purchaser shall pay such net increase to Seller.

(iii)	Any amount paid under this Section 1.5 will be accompanied by interest thereon at the rate of LIBOR plus 0.25% per annum from (but excluding) the Closing Date through and including the date of payment. Such payment shall be made by a wire transfer of immediately available funds in US currency to a bank account designated in writing by Purchaser or Seller, as applicable.
(g)	The purpose of this Section 1.5 is to determine the purchase price to be paid by Purchaser under this Agreement. Accordingly, any determination pursuant to subsection (d) above made by the Firm shall not be deemed to be an indemnification by either Seller or Purchaser, as the case may be, pursuant to Article 8, nor subject to the limitation on indemnities set forth in Section 8.5 hereof.

1.6	Allocation of Purchase Price. Seller and Purchaser mutually agree to the allocation of the Purchase Price and the amount of the Assumed Liabilities among the Purchased Assets, and the non-competition provision set forth in Section 4.4(b), as set forth on Schedule 1.6 and in accordance with Section 1060 of the Code. Seller and Purchaser shall prepare and file Form 8594 or such other form or statement as may be required by Applicable Law, and any comparable state or local income tax form, and any return in respect of Taxes payable in respect of the transfer of the shares of the Subsidiaries in a manner consistent with such allocation.

1.7	Closing. Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article 6, the Closing will be held at the offices of Oppenheimer Wolff & Donnelly LLP, Suite 3300, 45 South Seventh Street, Minneapolis, Minnesota at 10:00 a.m., local Minneapolis, Minnesota time on January 2, 2007, (or, if later, on a date no later than two Business Days after all of the conditions set forth in Article 7 shall have been satisfied or waived (other than those conditions that by their terms are not capable of being satisfied or waived until the Closing)), or such other place, time and date as the parties shall agree in writing. The time and date on which the Closing is actually held is sometimes referred to herein as the “Closing Date”. All matters at the Closing will be considered to take place simultaneously and no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed.
(a)	At the Closing, Seller shall deliver to Purchaser the following:
(i)	Possession and control of the Purchased Assets, together with such bills of sale and instruments of conveyance, transfer and assignment, dated as of the Closing Date, as shall be sufficient to transfer to and vest in Purchaser good and valid title to the Purchased Assets, free and clear of all Liens other than Permitted Liens, together with documents evidencing release of any Lien other than Permitted Liens on the Purchased Assets;

(ii)	Certified copies of resolutions duly adopted by the Boards of Directors of Parent and Seller, and of Parent, as the sole shareholder of Seller, each authorizing the execution and delivery of this Agreement, the Ancillary Agreements (to the extent applicable) and all other documents being entered into or delivered by Parent and Seller, related to, or arising from, this Agreement;

(iii)	An executed original of the License Agreement between Seller and Purchaser in the form of Exhibit 1.7(a)(iii) hereto (the “License Agreement”);

(iv)	An executed original of the Assignment and Assumption Agreement between Seller and Purchaser in the form of Exhibit 1.7(a)(iv) hereto (the “Assignment and Assumption Agreement”);

(v)	An executed original of the Product Supply Agreement between Purchaser and Seller in the form of Exhibit 1.7(a)(v)(A) hereto (the “Product Supply Agreement”) and the Administrative Services Agreement between Purchaser and Seller in the form of Exhibit 1.7(a)(v)(B) hereto (the “Administrative Services Agreement,” collectively with the Product Supply Agreement, the License Agreement and the Assignment and Assumption Agreement, the “Ancillary Agreements”);

(vi)	The Consents listed on Exhibit 1.7(a)(vi) hereto (the “Required Consents”);

(vii)	Letters of Resignation, dated as of the Effective Time, in substantially the form of Exhibit 1.7(a)(vii) hereto from the officers and directors of the Subsidiaries;

(viii)	Certified copies of the resolutions adopted by the corporate bodies of the Subsidiaries authorizing the transfer of the Transferred Equity Interests to the Purchaser and providing for the replacement of the officers and directors of the Subsidiaries by Purchaser’s appointees and the other matters set out on Exhibit 1.7(a)(viii);

(ix)	Executed stock transfer forms and certificates evidencing all outstanding equity of each of Laserscope UK and Laserscope France except for equity of Laserscope UK and Laserscope France not owned by Seller as disclosed on Section 2.2 of the Disclosure Schedule;

(x)	Such other duly executed agreements, deeds, certificates or other instruments of conveyance, transfer and assignment, including transfer tax registration forms, as shall be reasonably necessary, in the opinion of Purchaser, to effect the transactions contemplated by this Agreement; and

(xi)	All documents and instruments necessary to effect filings with any Governmental Authority which are required to properly register the products and relevant establishments in the Purchaser’s name, effective as of the Closing Date (for example, the Federal Food and Drug Administration and its overseas counterparts’ products and establishment licenses and environmental permits, etc.) in connection with the Aesthetics Business.
(b)	At the Closing, Purchaser shall deliver to Seller the following:
(i)	The cash portion of the Purchase Price specified in clause (a) of Section 1.4, by wire transfer of immediately available funds to a bank account designated by Seller and stock certificates representing the Stock Consideration;

(ii)	Certified copies of resolutions duly adopted by the Board of Directors of Purchaser, authorizing the execution and delivery of this Agreement, the Ancillary Agreements and all other documents being entered into or delivered by Purchaser, related to, or arising from, this Agreement;

(iii)	Executed originals of each of the Ancillary Agreements;

(iv)	Resale and/or other exemption certificates providing for an exemption of sales, use or other Transfer Taxes to the extent an exemption is available for any of the Purchased Assets; and

(v)	Such other duly executed agreements, deeds, certificates or other instruments of purchase and assumption as shall be reasonably necessary, in the opinion of Parent or Seller, to effect the transactions contemplated by this Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
     Parent and Seller hereby represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule delivered by Seller to Purchaser on the date hereof (the “Disclosure Schedule”), and in all cases qualified by the effects of the Pre-Closing Transactions, on the date hereof, and as of the Closing as though made at the Closing (subject, however, to the provisions of Section 4.5 and 7.2(c)), the statements contained in this Article 2 are true and correct. Each item disclosed in the Disclosure Schedule shall constitute an exception to the representations and warranties given and shall be deemed to be disclosed with respect to each section of the Disclosure Schedule (i) that is specifically identified (by cross reference or otherwise) in the Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is reasonably apparent on the face of the disclosure set forth in the Disclosure Schedule.
     With respect to any information disclosed by Parent and Seller in the Disclosure Schedule: (i) such disclosure is not an admission by the Seller that the such information is material; and (ii) no representation or warranty is made with respect to such information to the extent such information is not required to be disclosed because it is clearly below specific dollar thresholds specified in the representations and warranties contained in the Agreement. Furthermore, a threshold of materiality being provided by Parent and Seller on a particular section of the Disclosure Schedule is not intended to be an indication of the threshold of materiality for any other section of the Disclosure Schedule or otherwise. Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of Parent or Seller to any third party or an admission against Parent’s or Seller’s interest
2.1	Corporate Organization and Power. Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, in the case of Parent, and California, in the case of Seller, and has all requisite corporate power and authority, and all governmental licenses, governmental authorizations, governmental consents and governmental approvals, required to carry on its business as now conducted and, in the case of Seller, to own, lease and operate the assets and properties of Seller as now owned, leased and operated.

2.2	Subsidiaries.
(a)	Laserscope UK is a private limited company duly organized, validly existing and in good standing under the laws of England and Wales, and has all requisite corporate power and authority, and all Government Authority licenses, authorizations, consents and approvals, required to carry on its business as now conducted and to own, lease and operate the assets and properties of Laserscope UK as now owned, leased and operated.

(b)	Laserscope France is a société anonyme duly organized, validly existing and in good standing under the laws of the Republic of France and has all requisite corporate power and authority, and all Governmental Authority licenses, authorizations, consents and approvals, required to carry on its business as now conducted and to own, lease and operate the assets and properties of Laserscope France as now owned, leased and operated.

(c)	All of the outstanding equity interests in the Subsidiaries (i) have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute or otherwise, and (ii) will be, as of the Closing, owned directly by Seller, free and clear of all Liens other than Permitted Liens. Except with respect to Purchaser’s rights to acquire all of Seller’s equity ownership interest in the Subsidiaries under this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments to which the Subsidiaries or Seller is a party of any character relating to the issued or unissued equity interests in the Subsidiaries or obligating the Subsidiaries to grant, issue or sell any equity interests in the Subsidiaries. Neither Subsidiary owns, or has the right to acquire, any equity interest in any other entity and nor does either Subsidiary operate or have any branch, agency, place of business or establishment outside the country of its incorporation.

(d)	The Transferred Equity Interests represent all of the authorized Equity Interests of each Subsidiary which are clear of any Lien or Encumbrances.

(e)	The assets or good will (“fonds de commerce”) of the Subsidiaries are not the subject of any Lien or Encumbrances. The Subsidiaries have not guaranteed in any manner the obligations of third parties.

(f)	There has been no formal request for the annulment or the dissolution of any of the Subsidiaries nor has any petition been filed with any competent authority requesting the initiation of any restructuring or liquidation or winding up procedures with respect to the Subsidiaries and the accounts of Laserscope France as of December 31, 2005 recorded a net equity amount equal to at least one half of its “share capital.”

2.3	Authorization.
(a)	Each of Parent and Seller has the corporate power and authority to enter into this Agreement and, to the extent a party thereto, the Ancillary Agreements, and to carry out the transactions contemplated herein and therein.

(b)	The Boards of Directors of Seller and Parent, and Parent, as the sole shareholder of Seller, have taken all action required by law and Seller’s Articles of Incorporation and otherwise to duly and validly authorize and approve the execution, delivery and performance by Seller of this Agreement, the Ancillary Agreements and the consummation by Seller of the transactions contemplated herein and therein and no other corporate proceedings on the part of Seller are, or will be, necessary to authorize this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

(c)	The Board of Directors of Parent has taken all action required by law and Parent’s Certificate of Incorporation and otherwise to duly and validly authorize and approve the execution, delivery and performance by Parent of this Agreement, the Ancillary Agreements and the consummation by Parent of the transactions contemplated herein and therein and no other corporate proceedings on the part of Parent are, or will be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(d)	To the extent a party thereto, this Agreement and the Ancillary Agreements have been duly and validly executed and delivered by each of Parent and Seller and, assuming the due authorization, execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, constitute the legal, valid and binding obligations of Parent and Seller, enforceable against each of Parent and Seller in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.
2.4	Non-Contravention. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein and therein will (a) contravene or conflict with charter documents of Parent, Seller or any Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Parent, Seller or any Subsidiary, or any of the Purchased Assets; (c) result in the creation or imposition of any Lien, other than a Permitted Lien, on any of the Purchased Assets or the assets of the Subsidiaries, or (d) be in conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation material to the Aesthetics Business and to which Seller or any Subsidiary is a party, or by which any of the Purchased Assets or any of the respective properties or assets of the Subsidiaries may be bound, except in the case of subsections (b) and (d) above, for such breaches or violations, if any, which would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

2.5	Consents and Approvals. No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a “Consent” and sometimes collectively as “Consents”) any Person, including without limitation any Government Authority, is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller or, to the extent a party hereto and thereto, Parent, or the consummation by Seller or Parent, of the transactions contemplated herein and therein other than as set forth in Schedule 2.5.

2.6	Financial Statement Matters.
(a)	Statement of Balance Sheet Items. Attached hereto as Schedule 2.6(a) is an unaudited statement, as of September 30, 2006, of the Balance Sheet Items, which statement (i) has been compiled from and is in all material respects in accordance with the books and records of Seller to the extent relating to the Aesthetics Business, (ii) was prepared in accordance with GAAP in all material respects consistently applied, subject to: (A) the failure to include comparative amounts for previous periods; (B) the failure to include footnotes; (C) the failure to include income tax expense; (D) the failure to include the effect of certain intercompany transactions; (E) the inclusion of the effect of the elimination of the intercompany payables and receivables, including by making an assumption that the contribution of amounts owed with respect to the Aesthetics Business to Seller and its Affiliates into “additional paid in capital” of Seller; (F) the inclusion of the operations of certain entities within the Aesthetics Business whose inclusion may not otherwise be permitted by GAAP; and (G) the inclusion of certain reasonable estimates for items that had not previously been identified specific to the Aesthetics Business.

(b)	Financial Statements of Subsidiaries. Attached hereto as Schedule 2.6(b) are unaudited balance sheets (the “Subsidiary Balance Sheets” or the “Subsidiary Financial Statements”) as of September 30, 2006 (the “Subsidiary Balance Sheet Date”). The Subsidiary Financial Statements (i) have been compiled from and are in all material respects in accordance with the books and records of each of the Subsidiaries, (ii) fairly present the financial position of each Subsidiary as of their respective dates (and, as such, include the financial position not specifically related to the Aesthetics Business), and (iii) were prepared in accordance with GAAP in all material respects consistently applied, subject to: (A) the failure to include comparative amounts for previous periods; (B) the failure to include footnotes; (C) the failure to include income tax expense; (D) the failure to include the effect of certain intercompany transactions; (E) the failure to include “other income and expenses” including, for example, foreign exchange gains and losses and interest income and expense; (F) the inclusion of the effect of the elimination of the intercompany payables and receivables.

2.7	No Undisclosed Liabilities. The Subsidiaries do not have any Liabilities of a nature required by GAAP to be reflected on or disclosed on the face of the Subsidiary Financial Statements except for (a) Liabilities disclosed, reflected or reserved against in the Subsidiary Financial Statements, (b) Liabilities incurred after the Subsidiary Balance Sheet Date in the ordinary course of business, (c) the matters disclosed in or arising out of matters set forth on Schedule 2.7 of the Disclosure Schedule, (d) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.
2.8	Absence of Certain Changes. Other than in connection with the transactions contemplated by this Agreement (including, without limitation, the Pre-Closing Transactions), since August 1, 2006, Seller has owned and operated the Aesthetics Business in the ordinary course and consistent with past practice, and, without limiting the generality of the foregoing, Seller has not, in connection with the Aesthetics Business:
(a)	experienced any change which has had a Material Adverse Effect or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect;

(b)	permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien, other than Permitted Liens;

(c)	sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(d)	disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person or entity other than representatives of Purchaser any trade secrets, process or know-how not theretofore a matter of public knowledge;

(e)	granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee;

(f)	made any change in any method of financial or Tax accounting or financial or Tax accounting practice other than pursuant to GAAP;

(g)	paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate of any of its officers or directors;

(h)	settled or compromised any material Proceeding; or

(i)	agreed, whether in writing or otherwise, to take any action or suffer any consequence described in this Section 2.8.
2.9	Receivables. The Accounts Receivable and the receivables reflected in the Subsidiary Financial Statements (a) are valid, (b) arose from bona fide transactions in the ordinary course of business, and (c) have not arisen from consignment sales that are subject to return. To Seller’s Knowledge, there are not any valid defenses, set-offs or counterclaims against the receivables reflected in the Subsidiary Financial Statements for which allowances have not been established on the applicable Subsidiary Financial Statement.
2.10	Purchased Assets. (a) Seller has good and valid right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens, (b) each Subsidiary has good and valid right, title and interest in and to, or a leasehold interest in and to, all of its machinery, equipment, vehicles and other personal property reflected in the applicable Subsidiary Balance Sheet and purchased or otherwise acquired since the Subsidiary Balance Sheet Date (except for such items sold or leased in the ordinary course of business since such date), and (c) the Purchased Assets and the assets, machinery, equipment, vehicles and other personal property of each Subsidiary that are necessary to the conduct of the Aesthetics Business as presently conducted are in good operating condition and repair (excluding ordinary wear and tear and taking into account the age of such items), and fit for the intended purposes thereof.
2.11	Sufficiency of Purchased Assets; Operation of Aesthetics Business. To the Seller’s Knowledge, the Purchased Assets, together with the rights provided under the Ancillary Agreements, constitute, and on the Closing Date will constitute, all of the assets, properties and rights used by or under authority of Seller or its Affiliates principally or exclusively in or necessary to conduct the Aesthetics Business as currently conducted or proposed to be conducted by Seller or Parent.
2.12	Assigned Contracts. Except for the Contracts set forth on Schedule 2.12 and portions of Contracts necessary to be retained by Seller to satisfy its obligations under the Product Supply Agreement, the Assigned Contracts listed on Schedule 1.1(c) and the Contracts of the Subsidiaries are all of the Contracts between Seller or a Subsidiary on the one hand, and any third party on the other hand, used in or necessary to conduct the Aesthetics Business as currently conducted or proposed to be conducted by Seller or Parent, including without limitation with respect to products, technology or services currently under development, and true and complete copies of all such Contracts have been made available to Purchaser. Each Assigned Contract is in full force and effect and neither Seller, Parent or any Subsidiary is subject to any default thereunder, nor to the Knowledge of Seller is any party obligated to Seller, Parent or any Subsidiary pursuant to any such Assigned Contract subject to any default thereunder. None of Seller, Parent, or any Subsidiary has materially breached, violated or defaulted under, nor to the Knowledge of Seller received notice that any such party has materially breached, violated or defaulted under, any of the terms or conditions of any Assigned Contract. Following the Closing, Purchaser will be permitted to exercise all of the rights Seller had under the Assigned Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay pursuant to the terms of such Assigned Contracts had the transactions contemplated by this Agreement not occurred.

2.13	Real Property. The Subsidiaries do not currently own any real property. Schedule 2.13 contains a complete and accurate list of each lease, sublease, license and other written occupancy agreement pursuant to which the Subsidiaries hold or have been granted the right to use or occupy, now or in the future, any real property or any portion thereof (collectively, the “Leased Real Property”), including any and all modifications, amendments, renewals, extensions and supplements thereto and any assignments thereof (collectively, the “Real Estate Leases”). Neither Seller nor the Subsidiaries have entered into a lease, sublease, license or other occupancy agreement of any kind, whether oral or written, pursuant to which Seller or the Subsidiaries have granted to a third party a right to use or occupy any portion of the Leased Real Property. All of the Real Estate Leases are in full force and effect in accordance with their respective terms, and neither the Subsidiary party, nor, to Seller’s Knowledge, any other party thereto, is in breach, violation or default thereunder in any material respect. The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Aesthetics Business as presently conducted. Neither the operation of the Seller nor any of its Subsidiaries on the Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or other Applicable Law relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. There are no Applicable Laws now in existence or, to the Knowledge of Seller, under active consideration by any Governmental Authority which could require the tenant of any Leased Real Property to make any expenditure in excess of $25,000 to modify or improve such Leased Real Property to bring it into compliance therewith. Neither the Seller (with respect to the Aesthetics Business) nor any Subsidiary shall be required to expend more than $25,000 in the aggregate under all Real Estate Leases to restore the Leased Real Property at the end of the term of the applicable Real Estate Lease to the condition required under the Real Estate Lease (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing). To Seller’s Knowledge, the Subsidiaries have not in the past been the tenant or guarantor of any leasehold premises not listed in Schedule 2.13 in respect of which any obligations or liabilities could still accrue to either of the Subsidiaries.
2.14	FDA and Global Regulation Compliance in Connection with the Aesthetics Business.
(a)	Seller and the Subsidiaries have obtained and maintained each federal, state, county, local or non-U.S. Business Permit (including all those that may be required by the Federal Food and Drug Administration (the “FDA”) or any other Governmental Authority engaged in the regulation of the Seller Products, the Business or the Business’s manufacturing and other quality systems) that is required for or has been applied for in operating the Business in any location in which it is currently operated and all of such Business Permits are in full force and effect. Schedule 2.14(a) of the Disclosure Schedule lists all annual manufacturing registration and device listing, annual reports and similar regulatory filing requirements that are required to be filed within six months after the Termination Date in order to maintain Business Permits and manufacturing facility licenses and where failure to timely file would result in a Seller Material Adverse Effect. Neither Seller nor the Subsidiaries has received any notice or written communication with respect to the Business from any Governmental Authority regarding, and, there are no facts or circumstances that are likely to give rise to, (i) any material adverse change in any Business Permit, or any failure to materially comply with any Applicable Law or any term or requirement of any Business Permit or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Business Permit. No such Business Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(b)	The operation of the Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Seller Products, is and at all times has been in material compliance with all Applicable Laws including but not limited to regulation applicable to public tenders and sale of material and equipment to medical entities, Business Permits, Governmental Authorities and orders including those administered by the FDA for products sold in the United States. There is no actual or, to the Knowledge of Seller, threatened material action or investigation in respect of the Business by the FDA or any other Governmental Authority which has jurisdiction over the operations, properties, products or processes of the Business or the Subsidiaries, or, to the Knowledge of Seller, by any third parties acting on their behalf. Seller has no Knowledge that any Governmental Authority is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

(c)	Except as set forth in Schedule 2.14(c) of the Disclosure Schedule, during the three (3) year period ending on October 31, 2006, neither Seller nor any Subsidiary has had any product or manufacturing site subject to a Governmental Authority (including the FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of Seller, requests or requirements to make changes to the operations of the Aesthetics Business or Seller Products that if not complied with would reasonably be expected to result in a Seller Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of the Business and alleging or asserting noncompliance with any applicable Laws, Business Permits or such requests or requirements of a Governmental Authority, and, to the Knowledge of Seller, neither the FDA nor any Governmental Authority is considering such action. Except as set forth in Schedule 2.14(b) of the Disclosure Schedule, no vigilance report or medical device report with respect to the Aesthetics Business or the Seller Products has been reported to Seller during the 90 day period ending on October 31, 2006, and to the Knowledge of Seller, as of October 31, 2006 no vigilance report or medical device report is under investigation by any Governmental Authority with respect to the Seller Products or the Aesthetics Business.

(d)	All studies, tests and preclinical and clinical trials in respect of the Business being conducted by or on behalf of Seller or any Subsidiary that have been or will be submitted to any Governmental Authority, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Business Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, federal and foreign Laws, rules and regulations. Neither Seller nor any Subsidiary has received any notices, correspondence or other communication in respect of the Business from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, Seller or in which Seller has participated, and to the Knowledge of Seller neither the FDA nor any other Governmental Authority is considering such action. During the six month period ending on October 31, 2006, neither Seller nor any Subsidiary has received specific written notification from a Governmental Authority of the rejection of data obtained from any clinical trials conducted by, or on behalf of, Seller or in which Seller has participated with respect to the Aesthetics Business or Seller Products, which data was submitted to the Governmental Authority and which was necessary to obtain regulatory approval of a particular Seller Product.

(e)	The manufacture of Seller Products by, or on behalf of, Seller or any Subsidiary is being conducted in compliance in all material respects with all applicable Laws including the FDA’s Quality Systems Regulation at 21 CFR Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States. Seller and each of the Transferred Subsidiaries, and, to the Knowledge of Seller, any third party assembler, sterilizer or manufacturer of Seller Products, components or accessories, are in material compliance with all applicable Laws and certifications currently held by Seller.

(f)	Neither Seller nor any Subsidiaries is the subject of any pending or, to the Knowledge of Seller, threatened investigation in respect of the Aesthetics Business or Seller Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Seller nor any Subsidiaries has committed any act, made any statement or failed to make any statement, in each case in respect of the Aesthetics Business or Seller Products, that has resulted in FDA invoking, or to Seller’s Knowledge intending to invoke, its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither Seller nor any Subsidiaries or any of their respective officers, Employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Law. To the Knowledge of Seller, no debarment or exclusionary claims, actions, proceedings or investigations in respect of the Business are pending or threatened against Seller, any Subsidiaries or any of their respective officers, employees or agents, except for such debarments, claims, actions, proceedings or investigations that, individually or in the aggregate, have not or would not reasonably be expected to have a Seller Material Adverse Effect.
2.15	Compliance with Applicable Laws. Neither the Subsidiaries nor, with respect to the Aesthetics Business and the Purchased Assets, Seller have materially violated or infringed, or are in material violation or infringement of, any Applicable Law or any order, writ, injunction, rule, regulation, directive or decree of any Governmental Authority. No claims have been filed or, to the Knowledge of Seller, are threatened against the Subsidiaries or, with respect to the Aesthetics Business, Seller, alleging a material violation of any Applicable Law.
2.16	Litigation. There are no (a) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by any Governmental Authority or any other Person (collectively, “Proceedings”) against or affecting the Subsidiaries or the Seller with respect to the Aesthetics Business, nor any investigations or reviews by any Governmental Authority pending or, to Seller’s Knowledge, threatened, against or affecting the Subsidiaries or, with respect to the Aesthetics Business, Seller, or any of the Purchased Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement, or the Ancillary Agreements or which would materially adversely affect Seller’s ability to perform its obligations hereunder, or under any Ancillary Agreement; or (b) existing orders, judgments or decrees of any Governmental Authority naming the Subsidiaries or, in connection with the Aesthetics Business, Seller, as an affected party or otherwise affecting any of the Purchased Assets.
2.17	Contracts.
(a)	The Disclosure Schedule lists, in the following categories, the following Contracts of Seller or the Subsidiaries relating to the Aesthetics Business (collectively, the “Scheduled Contracts”):
(i)	Each Contract that requires payments in excess of $50,000 annually or in excess of $50,000 over its term (including periods covered by any option to extend or renew by either party), and is not terminable by Seller or the Subsidiaries upon less than 30 days’ notice;

(ii)	Each Contract relating to all material machinery, tools, equipment and other tangible personal property (other than inventory and supplies) owned, leased or used by Seller or any Subsidiary;

(iii)	Each material supply, manufacturing, marketing, distribution or sale agreement or similar Contract;

(iv)	Each material consulting, development, joint development, research and development or similar Contract, and each contract under which Seller or any Subsidiary has granted or obtained a license to Intellectual Property, other than commercial software licenses;

(v)	All acquisition, partnership, joint venture, teaming arrangements or other similar Contracts;

(vi)	Any Contract under which Seller or any Subsidiary has agreed not to compete or has granted to a third party an exclusive right that restricts or otherwise adversely affects the ability of Seller or any Subsidiary to conduct its Aesthetics Business;

(vii)	All Contracts for clinical or marketing trials relating to Aesthetics Devices and all Contracts with physicians, hospitals or other healthcare providers, or other scientific or medical advisors.
(b)	Seller has delivered to Purchaser true and correct copies (or summaries, in the case of any oral Contracts) of all such Scheduled Contracts. To the Knowledge of Seller, no notice of default arising under any Scheduled Contract has been delivered to or by Seller or either Subsidiary. Each Scheduled Contract is a legal, valid and binding obligation of Seller or a Subsidiary, as the case may be, enforceable against Seller or the Subsidiary party, as the case may be, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, and neither Seller nor the Subsidiary party, as the case may be, nor, to Seller’s Knowledge, any other party thereto, is in breach, violation or default thereunder in any material respect.
2.18	Labor and Employment Matters Concerning the Employees.
(a)	Schedules 2.18(a)(i) — (a)(iii) list the following as of the date of this Agreement:
(i)	All Employee Plans and Employee Agreements;
(1)	“Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all Employee Plans covering international Employees;

(2)	“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee;
(ii)	All material written agreements and letters of understanding currently in effect with works councils, labor unions or associations representing any such employees other than mandatory collective bargaining agreements whether national or industry wide; and

(iii)	Strikes related to the Aesthetics Business in which any such Employees are participating or have participated during the 12-month period preceding the date of this Agreement.
(b)	Schedule 2.18(b) hereto lists, as of the date of this Agreement, with respect to the Aesthetics Business and to the extent that Purchaser will be required, following the Closing, to maintain similar, in the aggregate, employee benefit plans (as defined in Section 3(3) of ERISA) and all written bonus, incentive, pension, health insurance, life insurance, severance or other benefit plans, programs or arrangements, which are maintained, contributed to or sponsored by Seller with respect to any Employees of the Aesthetics Business (collectively, the “Benefit Plans”).

(c)	Seller has made available to Purchaser a complete and accurate copy of each Benefit Plan (and a written summary of any unwritten Benefit Plan) and the most recently distributed summary plan description and summary of material modifications relating to a Benefit Plan. Neither the Seller nor any ERISA Affiliate has any plan or commitment to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement, or to adopt or enter into any Employee Plan or Employee Agreement.

(d)	No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Employee Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) any Employee which is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan provides health benefits that are not fully insured through an insurance contract, in each case, that would be assumed by Purchaser.

(e)	Each of the Benefit Plans has been maintained in all material respects in substantial compliance with their terms and Applicable Law. There are no actions, suits or claims pending, or, to the knowledge of the Seller or Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Purchaser or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Seller or Parent or any ERISA Affiliates, threatened by the IRS or DOL, or any other governmental entity with respect to any Employee Plan.

(f)	Section 409A. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is being assumed by Purchaser has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan that provides deferred compensation benefits that were accrued and vested prior to January 1, 2005 has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(g)	There are no audits, inquiries or proceedings pending or threatened by the Tax Authorities, URSSAF or Labor Authorities with respect to any Employee Plan or Benefit Plan. The Subsidiaries are not subject to any penalty or Tax with respect to any Employee Plan or Benefit Plan. The Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Employee Plan or Benefit Plan. All social contributions, pension fund, benefit plan or similar payments due by the Subsidiaries in favor of the employees under the law for any period ending before Closing have been fully paid or provided for in the Financial Statements of Subsidiaries.

(h)	Subsidiary Pension Plans. Laserscope France has never maintained, established, sponsored, participated in, or contributed to, any Pension Plan (“retraite chapeau”). Laserscope UK has never maintained, established, sponsored, participated in or contributed to any pension plan where the level of pension benefits payable are defined, underwritten or guaranteed in any way by Laserscope UK.

(i)	No Post-Employment Obligations within the Subsidiaries. No Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to ay person for any reason and the Subsidiaries have never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by Law in France and/or in the United Kingdom.

(j)	Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness owed by any Employee, (iii) materially increase any benefits of any Employee or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(k)	Parachute Payments. There is no agreement, plan, arrangement or other contract covering any employee of a Subsidiary that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a severance plan/agreement in the United States (hereafter referred to as a “parachute payment”).

(l)	Employment Matters. The Subsidiaries are in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours including with respect to the recording of time worked effectively by employees and with respect to the payment of overtime, and in each case, with respect to Employees: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or threatened or reasonably anticipated claims or actions against the Subsidiaries in respect of social matters. The Subsidiaries have no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m)	Labor. No employee has a notice period longer than three months nor is there a termination compensation payable for termination on due notice, which would exceed the equivalent of 3 months’ salary.

(n)	The Subsidiaries complied fully with all obligations arising out of Laws and regulation applicable to Employees, labor, health and safety matters and arising out of the statutory regulation or the applicable collective bargaining agreements and any other law or regulation. There are no current disputes with any Governmental Authority, any works council or other employee representatives. No mass dismissals, in particular those which would give rise to any notification to public or administrative authorities, have been announced or are being planned.

(o)	There are no strikes, work stoppages affecting the Subsidiaries, disputes or other proceedings pending or overtly threatened by the employees in connection with their employment. The Subsidiaries have never received notice of the intent of any Government Authority responsible for the enforcement of any labor law to conduct an investigation with respect to the any of the Subsidiaries, and no such investigation is in progress. There is no material action, pending or threatened against any of the Subsidiaries and any of their current or former (including retired) directors, officers or employees, including any action for wrongful termination or breach of express or implied contract of employment or for violation of labor laws.
2.19	Aesthetics Business Intellectual Property.
(a)	The Disclosure Schedule lists all Aesthetics Business Intellectual Property that is registered with, has been applied for, or has been issued by the U.S. Patent and Trademark Office, U.S. Copyright Office or a corresponding foreign governmental or public authority, or that is licensed to or from any third party. Seller has delivered or made available to Purchaser complete and accurate copies of publicly available file histories and office actions that are in the possession of Seller and that relate to the patents and patent applications listed in the Disclosure Schedule. The Seller does not possess any documents pertaining to litigation involving the Aesthetics Business Intellectual Property. Each item of Aesthetics Business Intellectual Property owned, licensed or used by Seller immediately prior to the Effective Time hereunder will be owned, licensed or available for use by Purchaser or its Subsidiaries on identical terms and conditions immediately after the Effective Time pursuant to this Agreement or the License Agreement, except for such limitations as imposed by the express terms of the License Agreement. Neither the consummation of the transaction contemplated by this Agreement nor the transfer to Buyer of any contracts, licenses, agreements or Aesthetics Business Intellectual Property will cause or obligate Buyer (i) to grant to any third party any rights or licenses with respect to any Intellectual Property of Buyer; or (ii) pay any royalties or other amounts in excess of those being paid by Seller prior to the Closing; nor result in the loss of, or otherwise adversely affect, any ownership rights of Seller in any Aesthetics Business Intellectual Property or result in the breach or termination of any license, contract or agreement to which Seller is a party respecting any material Aesthetics Business Intellectual Property.

(b)	Seller owns, free and clear of any Lien other than Permitted Liens, and possesses all right, title and interest, or holds a license, in and to all Aesthetics Business Intellectual Property, and has taken all reasonable action to protect the Aesthetics Business Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with any currently registered or applied for Aesthetics Business Intellectual Property, have been paid, all formal legal requirements (including the timely post-registration applications) relating to any Aesthetics Business Intellectual Property currently registered or applied for have been made, and all necessary documents, recordations and certificates in connection with Aesthetics Business Intellectual Property have been filed with the relevant patent, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining the Aesthetics Business Intellectual Property. No Aesthetics Business Intellectual Property or product, technology or service of the Aesthetics Business is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Seller or may affect the validity, use or enforceability of such Aesthetics Business Intellectual Property. Section 2.19 of the Disclosure Schedule lists all action, including the payment of any fees, that must, or should be, performed by, or on behalf of, Seller in the ninety-day period following the Closing Date, with respect to any application for, perfection of, preservation of, or continuation of any rights of Company with respect to any Aesthetics Business Intellectual Property, including the filing of any patent applications, response to Patent Office actions or payment of fees, including renewal fees.
(c)	To the Knowledge of Seller, all patents included in the Aesthetics Business Intellectual Property are valid and enforceable. There are no royalties, fees, honoraria or other payments payable by Seller to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Aesthetics Business Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

(d)	To the Knowledge of Seller, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Aesthetics Business Intellectual Property on behalf of Seller and all officers and technical employees of Seller either (i) have been a party to “work-for-hire” arrangements or agreements with Seller in accordance with Applicable Law that has accorded Seller full, effective, sole, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller effective, sole and exclusive ownership of all tangible and intangible property arising thereby.

(e)	The conduct of the Aesthetics Business as currently conducted by Seller has not infringed, misappropriated or conflicted with, and does not and will not infringe, misappropriate or conflict with any intellectual property right of any other Person. Seller has not received any notice from any third party of any infringement, misappropriation or violation by Seller of any Intellectual Property of any third party and no notice has been received by Seller challenging Seller’s ownership to any of the Aesthetics Business Intellectual Property. To the Knowledge of Seller, no claim by any third party contesting the validity of any Aesthetics Business Intellectual Property has been made, is currently outstanding or, to the Knowledge of Seller, is threatened. To the Knowledge of Seller, no third party is infringing any Aesthetics Business Intellectual Property of Seller that is material to the Aesthetics Business.

(f)	None of the software that is currently used in or called for use in any Seller Products is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (a) could require, or could condition the use or distribution of such Seller Product (or software included therein) on, the disclosure, licensing, or distribution of any source code for any portion of such Seller Product (or software included therein), or (b) could otherwise impose any limitation, restriction, or condition on the right or ability of Seller to use or distribute any Seller Product (or software included therein).

(g)	The Aesthetics Business Intellectual Property constitutes, and on the Closing Date will constitute, all the Intellectual Property owned or licensed by Seller that is used in or necessary to the conduct of the Aesthetics Business as currently conducted or proposed to be conducted, including without limitation with respect to products, technology or services currently under development.
2.20	Insurance. The Disclosure Schedule contains an accurate and complete list of all insurance policies owned or held by Seller and the Subsidiaries in connection with or relating to the Aesthetics Business, including, but not limited to, general liability, specifying the insurer the policy number, and the term of the coverage. All present policies are in full force and effect and all premiums with respect thereto have been paid.
2.21	Tax Matters.
(a)	To the extent that failure to do so would adversely impact the Purchased Assets or the Purchaser’s ownership of the Purchased Assets or operation of the Aesthetics Business, the Seller (a) has timely paid all Taxes it is required to pay and (b) has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Purchased Assets (exclusive of the Subsidiaries) or the Aesthetics Business (exclusive of the Subsidiaries) and such Returns are true, correct and complete in accordance with applicable law.

(b)	To the extent that failure to do so would adversely impact the Purchased Assets or the Purchaser’s ownership of the Purchased Assets or operation of the Aesthetics Business, Seller has timely paid or withheld with respect to the Employees and other third parties to be employed by Purchaser following the Closing, if any, (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid by it.

(c)	Except for Transfer Taxes or Straddle Period Taxes attributable to Purchaser pursuant to Sections 4.2(c) or 4.2(e), or Taxes expressly assumed by Purchaser under this Agreement, Seller does not know of any basis for the assertion of any claim for any liabilities for unpaid Taxes of Seller, any Income Taxes in the case of any Subsidiary arising after application of its NOL Threshold or any other Taxes of any Subsidiary, to the extent that any such Subsidiary Taxes are not included in the Final Subsidiary Closing Balance Sheet, for which Purchaser would become liable as a result of the transactions contemplated by this Agreement or that would result in any Lien (other than a Permitted Lien) on any of the Purchased Assets.

(d)	To the extent applicable to the Purchased Assets or the Purchaser’s ownership of the Purchased Assets or operation of the Aesthetics Business, and exclusive of the Subsidiaries, Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(e)	To the extent applicable to the Purchased Assets or the Purchaser’s ownership of the Purchased Assets or operation of the Aesthetics Business, (i) no audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Return filed by Seller has been proposed formally or, to the knowledge of Seller, informally by any tax authority to Seller or any representative thereof; and (iii) no claim has ever been made in writing by an authority in a jurisdiction where Seller does not file Returns that it is or may be subject to taxation by that jurisdiction.

(f)	There are no Liens upon any of the Purchased Assets relating or attributable to Taxes, other than Permitted Liens. No deficiencies for any Taxes have been asserted in writing or assessed against the Seller which, if unpaid, might result in a Lien other than a Permitted Lien on any of the Purchased Assets.

(g)	None of the Purchased Assets: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(h)	With respect to the Subsidiaries: (i) the Subsidiaries have timely filed all Tax Returns they are required to file; (ii) all Income Taxes due and owing by each Subsidiary arising after application of its NOL Threshold and all other Taxes due and owing by each of the Subsidiaries (including Taxes associated with the Pre-Closing Transactions) shall have been paid or shall be paid by the Subsidiaries or adequate provision therefor shall be included as a liability in the Final Subsidiary Closing Balance Sheet; (iii) no deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted or assessed in writing by any Taxing authority against any of the Subsidiaries; (iv) neither of the Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Taxing authority which has not been previously resolved; and (v) there are no ongoing or pending Tax audits by any Taxing authority against the Subsidiaries. The foregoing representations in this Section 2.21(h) shall not be applicable where the breach of any such representation results in an adjustment to the income of a Subsidiary (for any taxable period (or portion thereof) ending on or prior to the date of these representations) that causes only a reduction of the net operating loss, net operating loss carryovers, tax loss or tax loss carryovers, respectively (as such are determined for tax purposes in the relevant jurisdiction) existing at such Subsidiary as of the date of these representations and no increase in Income Tax liability of such Subsidiary for such periods (as to each Subsidiary, the “NOL Threshold”), but these representations will apply to the extent any such adjustment exceeds such NOL Threshold for any Subsidiary, thereby resulting in an actual increase in Income Taxes payable or in the imposition of indemnifiable interest or penalties to a Subsidiary.

(i)	For purposes of this Agreement, “Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income, withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.21(i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.21(i) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity. “Income Taxes” means Taxes imposed on the net income, profits or gains of any Subsidiary.

(j)	For purposes of this Agreement, “Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement filed or required to be filed by a taxpayer.
2.22	Brokers. Neither Seller nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.
2.23	Environmental Matters.
(a)	Except as would not reasonably be expected to result in liability to the Seller with respect to the Aesthetic Business or any Subsidiary, neither the Seller with respect to the Aesthetics Business nor any Subsidiary has transported, stored, used, manufactured, released, recycled, labeled, disposed, sold, generated, or exposed its employees or any other person to, or distributed, manufactured, sold, transported or disposed of any product or waste containing any Hazardous Substance or product manufactured with ozone depleting substances, including without limitation, any required labeling, payment of waste fees and compliance with any product take-back or product content requirements (collectively, “Hazardous Substance Activities”) in material violation of any Applicable Law.

(b)	The Seller with respect to the Aesthetic Business and each Subsidiary have been and are in compliance in all material respects with all Applicable Laws which prohibit, regulate or control Hazardous Substances or any Hazardous Substance Activity (collectively, “Environmental Laws”). Neither the Seller with respect to the Aesthetic Business nor any Subsidiary has received any written notice that forms or could be reasonably expected to form the basis of any material claim, action, suit, order, proceeding, hearing or investigation with respect to Environmental Laws, Hazardous Substance or Hazardous Substance Activity.

(c)	The Seller with respect to the Aesthetic Business and its Subsidiaries hold all permits, approvals, clearances, authorizations, licenses and registrations required pursuant to Environmental Laws (“Environmental Permits”), and have been and are in compliance with all such Environmental Permits. No suspension or cancellation of any of the Environmental Permits is pending or threatened.

(d)	Except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject the Seller or its Subsidiaries to any material liability, and except as reasonably necessary to conduct the Aesthetics Business, no Hazardous Substances are present on any Leased Real Property or on any other real property previously owned, operated, occupied, leased or controlled by the Seller with respect to the Aesthetic Business or any Subsidiary (“Former Real Property”) at the time it ceased to be owned, operated, occupied, leased or controlled by the Seller with respect to the Aesthetic Business or any Subsidiary.

(e)	Except as would not reasonably be expected to result in material liability to the Seller with respect to the Aesthetic Business or its Subsidiaries, neither the Seller nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws or the Hazardous Substance Activities of the Seller with respect to the Aesthetic Business or any of its Subsidiaries.

(f)	The Seller with respect to the Aesthetic Business and its Subsidiaries are in compliance in all material respects with, and there are no facts or circumstances likely to prevent or delay timely compliance by the Seller or any of its Subsidiaries with the European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and their respective implementing Laws;

(g)	The Seller and its Subsidiaries have made available to Purchaser all environmental site assessments and audit reports in the Seller’s possession or control which relate to the Leased Real Property or Former Real Property.

(h)	Notwithstanding any other provision in this Agreement to the contrary, Section 2.23 contains the only representations and warranties of Parent and Seller regarding environmental matters.
2.24	Affiliate Transactions. To the Knowledge of Seller, no director or officer or former director or officer of Parent, Seller or either Subsidiary (a) owns, directly or indirectly, (i) any interest in any of the Purchased Assets or the assets of either Subsidiary, or (ii) any interest (other than a passive investment in less than five percent (5%) of the outstanding voting securities of a company that is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) in any Person that is a supplier, customer or competitor of the Aesthetics Business, (b) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Aesthetics Business, or (c) has received any loan from or is otherwise a debtor of or has made any loan to or is otherwise a creditor of, Seller or either Subsidiary where such loan is secured by any of the Purchased Assets or the assets of either Subsidiary.
2.25	Customers and Suppliers
(a)	Schedule 2.25(a) contains an accurate and complete list of the 10 largest end user customers of the Aesthetics Business for the nine-month-period ended September 30, 2006 (each a “Business Customer”). Since September 30, 2006 , to the Knowledge of Seller, none of the Business Customers has given written notice to Seller or either Subsidiary that it (i) will or intends to, or is considering to, terminate or not renew any existing Contract with either Subsidiary, or (ii) intends to, or is considering to, materially reduce the volume of business transacted with such Subsidiary below current levels.

(b)	Schedule 2.25 (b) contains an accurate and complete list of the 10 largest suppliers of the Aesthetics Business for the nine-month-period ended September 30, 2006 (each a “Significant Supplier). To the Knowledge of Seller, there are no outstanding material disputes concerning goods and/or services provided by any Significant Supplier. Neither Seller nor either Subsidiary has received any written notice of a termination or interruption in any existing Contract with any Significant Supplier relating to the Aesthetics Business, nor has it terminated its relationship with any Significant Supplier in connection with the Aesthetics Business.
2.26	Product and Service Warranties. Schedule 2.26 sets forth the current standard warranty terms and conditions for the Aesthetics Devices. Since August 1, 2006, all Aesthetics Devices have been sold pursuant to the standard warranty terms and conditions and are not subject to any binding agreement or commitment providing any other guaranty, warranty or indemnity terms which materially deviate from the standard terms. There are no product warranty or return claims outstanding, or to the knowledge of Seller, threatened, relating to any Aesthetics Devices in excess of applicable reserves.

2.27	Service Parts. On the Closing Date, the inventory of Service Parts will consist of quantities sufficient to allow Purchaser to fulfill obligations that could reasonably be expected, consistent with Seller’s prior experience with the Aesthetics Business, to arise under the Service Contracts during the first thirty (30) days following the Closing Date, exclusive, however, of those items of Service Parts that are to the Knowledge of Seller readily available from third parties.
2.28	Stock Consideration. The Seller acknowledges that the issuance of the shares in payment of the Stock Consideration has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and that such shares therefore may not be resold without compliance with the registration requirements of Securities Act or an applicable exemption therefrom. Such shares are being or will be acquired by the Seller solely for its own account and without a view to distribution within the meaning of the Securities Act. Except as provided in the Disclosure Schedule, none of the shares issued in payment of the Stock Consideration will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except in compliance with the Securities Act and the rules and regulations thereunder. Seller acknowledges that the certificates representing the shares to be issued to Seller in payment of the Stock Consideration shall bear the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION WITHIN THE MEANING OF THE 1933 ACT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL TO THE ISSUER OR AN OPINION OF COUNSEL TO THE HOLDER REASONABLY ACCEPTABLE TO THE ISSUER, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS.
2.29	Scope of Representations and Warranties. The representations and warranties stated in this Article 2 and in the Ancillary Agreements are the only representations and warranties Parent and Seller have given to Purchaser in connection with the transactions contemplated by this Agreement. Except as set forth in this Article 2 and in the Ancillary Agreements, Parent and Seller have not made, and hereby expressly disclaim, any other or further representation or warranty, either express or implied, concerning the subject matter of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller that, except as set forth in the Purchaser Disclosure Schedule delivered by Purchaser to Seller on the date hereof (the “Purchaser Disclosure Schedule”), on the date hereof, and as of the Closing as though made at the Closing, the statements contained in this Article 3 are true and correct. Each item disclosed in the Purchaser Disclosure Schedule shall constitute an exception to the representations and warranties given and shall be deemed to be disclosed with respect to each section of the Purchaser Disclosure Schedule that is specifically identified (by cross reference or otherwise) in the Purchaser Disclosure Schedule as being qualified by such exception.

     With respect to any information disclosed by Purchaser in the Purchaser Disclosure Schedule: (i) such disclosure is not an admission by the Purchaser that the such information is material; and (ii) no representation or warranty is made with respect to such information to the extent such information is not required to be disclosed because it is clearly below specific dollar thresholds specified in the representations and warranties contained in the Agreement. Furthermore, a threshold of materiality being provided by Purchaser on a particular section of the Purchaser Disclosure Schedule is not intended to be an indication of the threshold of materiality for any other section of the Purchaser Disclosure Schedule or otherwise.
3.1	Corporate Organization and Power; Stock Consideration. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority, and all governmental licenses, governmental authorizations, governmental consents and governmental approvals, required to carry on its business as now conducted and to own, lease and operate the assets and properties of Purchaser as now owned, leased and operated. Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by Purchaser or the nature of the business conducted by Purchaser requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect. The shares to be issued to Seller pursuant to this Agreement in payment of the Stock Consideration have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Liens, except for any Liens created by the Seller and encumbrances resulting from restrictions on transferability imposed by federal and state securities laws (as evidenced by the restrictive legend set forth in Section 2.27). Upon delivery to the Seller of the certificates evidencing such shares, the Seller shall acquire good and valid title thereto.
3.2	Authorization. Purchaser has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated herein and therein. The Board of Directors of Purchaser has taken all action required by law and Purchaser’s Certificate of Incorporation and otherwise to duly and validly authorize and approve the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the transactions contemplated herein and therein and no other corporate proceedings on the part of Purchaser are, or will be, necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by each of the other parties thereto, this Agreement and the Ancillary Agreement constitute the legal, valid and binding obligations of Purchaser enforceable against it in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3	Non-Contravention. Neither the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Agreements nor the consummation by Purchaser of the transactions contemplated herein and therein will (a) contravene or conflict with its charter documents, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Purchaser, or (c) be in conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which Purchaser is a party, or by which any of its properties or assets may be bound, except in the case of subsections (b) and (c) above, for such breaches or violations, if any, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.4	Consents and Approvals. No Consent by any Person, including without limitation any Governmental Authority, is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Purchaser or the consummation by Purchaser of the transactions contemplated herein and therein, other than where the failure to make any such filing, or to obtain such permit, authorization, Consent or approval, would not prevent or delay consummation of the transactions contemplated hereby and thereby or would not otherwise prevent Purchaser from performing its obligations under this Agreement or the Ancillary Agreements.
3.5	Litigation. There are no Proceedings, nor any investigations or reviews by any Governmental Authority against or affecting Purchaser, pending or, to Purchaser’s Knowledge, threatened, against or by Purchaser which seek to enjoin or rescind the transactions contemplated by this Agreement or the Ancillary Agreements or which would materially adversely effect Purchaser’s ability to perform its obligations hereunder, or under any Ancillary Agreement.
3.6	Brokers. Neither Purchaser nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.
3.7	SEC Filings; No Material Adverse Change.
(a)	Except as set forth on Section 3.7 of the Purchaser Disclosure Schedule, Purchaser has filed with the SEC all material forms, statements, reports and documents required to be filed by it prior to the date hereof under each of the 1933 Securities Act, the 1934 Exchange Act, and the respective rules and regulations thereunder, (a) all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the applicable Act and the rules and regulations thereunder, and (b) none of which, as amended, if applicable, including any financial statements or schedules included therein, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b)	Except as set forth on Section 3.7 of the Purchaser Disclosure Schedule, the consolidated statements of financial position and the related consolidated statements of income, stockholders’ equity and cash flows (including the related notes thereto) of Purchaser included in the forms, statements, reports and documents filed by Purchaser with the SEC since January 1, 2004 (such reports, the “Purchaser SEC Reports” and such financial statements, the “Purchaser Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, are in accordance with the books and records of Purchaser, have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and present fairly the consolidated financial position of Purchaser and its subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein. The authorized capital stock of Purchaser is as set forth in the Purchaser SEC Reports.

(c)	Since the date of the financial statements included in the most recent Form 10-Q or Form 10-K filed by the Purchaser with the SEC, there has been no material adverse change in the financial condition or results of operations of Purchaser.
3.8	Funds. Purchaser has sufficient funds or written commitments for sufficient funds (true and complete copies of which have been delivered to Seller) and as of the Closing shall have sufficient funds, to enable it to pay the Purchase Price at the Closing as contemplated herein. Immediately following the Closing after giving effect to the transactions contemplated hereby, Purchaser will be Solvent.
3.9	Inspections; Limitation of Parent’s and Seller’s Representations and Warranties. Purchaser is an informed and sophisticated participant in the transactions contemplated by this Agreement and the Ancillary Agreements and has undertaken such investigation, and has been provided with and has evaluated certain documents and information in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements. With respect to any financial projection or forecast delivered on behalf of Seller to Purchaser, Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and forecasts, that it is familiar with such uncertainties. Purchaser further acknowledges that it is acquiring the Aesthetics Business without any representation or warranty, express or implied, by Seller or any of its Affiliates except as expressly set forth in this Agreement or in the Ancillary Agreements.

ARTICLE 4
COVENANTS
4.1	Confidentiality.
(a)	Mutual Covenant. Except as otherwise consented to by the Disclosing Party in writing, (i) for the three-year period beginning on the date hereof, Recipient will not, directly or indirectly disclose or use in a manner adverse to the Disclosing Party, any Confidential Information of the Disclosing Party except to the limited extent necessary for Recipient’s performance under the Ancillary Agreements or as required by the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, (ii) the Confidential Information will be the exclusive property of the Disclosing Party and, if requested by the Disclosing Party, Recipient will promptly deliver to the Disclosing Party all Confidential Information, including all copies thereof, which are in the possession, or under the control of Recipient or its agents or representatives, without making or retaining any copies or extracts thereof (except to the limited extent necessary for Recipient’s performance under the Administrative Services Agreement or Product Supply Agreement), and (iii) if Recipient or its agents or representatives receives a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, Recipient will (A) immediately notify the Disclosing Party of the existence, terms and circumstances surrounding such request, (B) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request, and (C) if disclosure of such information is required, and at the Disclosing Party cost and expense, exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such portion of the disclosed information which the Disclosing Party so designates.

(b)	Definitions.
(i)	“Confidential Information” means any and all information of the Disclosing Party relating to the management, operations, finances, products, trade secrets, technology, financial data, employee information, computer programs and systems, computer based information, plans, projections, existing and proposed and contemplated projects or investments, formulae, processes, methods, products, manuals, drawings, supplier lists, customer lists, purchase and sales records, marketing information, commitments, correspondence and other information, whether written, oral or computer generated.

(ii)	“Recipient” means a party hereto that receives Confidential Information of the other party, regardless of the means of disclosure.

(iii)	“Disclosing Party” means a party hereto whose Confidential Information is received by the other party hereto;

(c)	Exceptions. The obligations in Section 4.1(a) will not apply to the extent a Disclosing Party’s Confidential Information: (i) is in the public domain prior to its disclosure to, or receipt by, the Recipient; (ii) is lawfully in the Recipient’s possession prior to disclosure to or receipt by the Recipient; (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of the Recipient or its employees or agents; (iv) is independently developed by an employee(s) of the Recipient with no access to the disclosed information, or (v) Business Information included in the Purchased Assets., but only to the extent used or disclosed solely within the Field of Use

(d)	Remedy. The covenants and undertakings contained in this Section 4.1 relate to matters which may be of a special, unique and extraordinary character and a violation of any of the terms of this Section 4.1 may cause irreparable injury to the Disclosing Party, the amount of which may be impossible to estimate or determine and for which adequate compensation may not be available. Therefore, the Disclosing Party shall be entitled to an injunction, restraining order or other equitable relief from a court of competent jurisdiction, restraining any violation or threatened violation of any such terms by Recipient and such other persons as the court orders.

(e)	Public Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement

(f)	Release of Certain Confidentiality Obligations. Effective as of the Closing, Seller shall, or shall cause the applicable Subsidiary to, release the Transferred Employees from any confidentiality obligations they may have to Seller (or a Subsidiary thereof) with respect to trade secret, confidential and other information that relates to the Aesthetics Business, but only to the extent such information does not also relate to any business or assets of Seller (or a Subsidiary thereof) not transferred to Buyer (or a Subsidiary thereof) under this Agreement.
Notwithstanding the foregoing, nothing in this Section 4.1 shall prohibit Purchaser on the one hand or Seller or Parent on the other hand from complying with applicable Laws or the rules and regulations of any stock exchange or over the counter trading market on or through which such party’s securities are traded.
4.2	Preparation of Tax Returns; Tax Matters.
(a)	Pre-Closing Tax Returns. Seller shall timely file at its expense all Tax Returns required to be filed by the Subsidiaries on or before the Closing Date.

(b)	Post-Closing Tax Returns. Purchaser will file (or cause to be filed) all Tax Returns of the Subsidiaries required to be filed after the Closing Date, including Tax Returns for Tax periods (or portions thereof) ending on or prior to the Closing Date.

(c)	Transaction Taxes. All sales, use, documentary, stamp, recordation and/or similar transfer Taxes and similar charges (“Transfer Taxes”) related to the sale of the Purchased Assets contemplated by this Agreement (which shall not include any Transfer Taxes attributable to the Pre-Closing Transactions) shall be paid by the Purchaser. The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Purchaser shall promptly, but in no event later than ten (10) days, reimburse Seller for any such Transfer Taxes so paid by Seller upon receipt of notice that such Transfer Taxes have been paid.

(d)	Termination of Tax Allocation Agreements. Any and all tax allocation or sharing agreements or arrangements (other than this Agreement), whether or not written, that may have been entered into by and between the Subsidiaries and any other person, shall be terminated as to the Subsidiaries immediately prior to the Closing, and no payments which are owed by or to Seller pursuant thereto shall be made thereunder.

(e)	Straddle Period Taxes. With respect to any Taxes that are reported on a Tax Return covering a period commencing before the Closing and ending thereafter (a “Straddle Period”), (i) in the case of any real or personal property taxes (or other similar Taxes) attributable to the Purchased Assets or property of a Subsidiary (“Property Taxes”), any such Taxes not attributable to the Subsidiaries shall be prorated between Purchaser and Seller on a per diem basis, and any such Taxes attributable to the Subsidiaries shall be included in the Final Subsidiary Closing Balance Sheet on a per diem basis and (ii) in the case of any Taxes other than Property Taxes, such Taxes shall be computed as if such Straddle Period ended on the Closing Date and, in the case of each Subsidiary, shall be included in the Final Subsidiary Closing Balance Sheet, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period (the Taxes described in clauses (i) and (ii) above are referred to herein as “Straddle Period Taxes”). The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(f)	Assistance and Cooperation. Each of Purchaser and Seller will provide the other with such assistance as may reasonably be requested by each of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will provide in due course the other with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules.
4.3	Pre-Closing Covenants.
(a)	Conduct of Business. During the period from the date hereof until the Closing, except as otherwise contemplated by this Agreement or as consented to in writing by Purchaser (“Permitted Changes”), Seller shall, and Seller shall, if applicable, cause the Subsidiaries to:
(i)	conduct the Aesthetics Business and utilize the Purchased Assets in the ordinary course of business;

(ii)	not transfer, pledge, mortgage, encumber or otherwise grant any rights in any Purchased Assets or assets of the Subsidiaries, except (x) in the ordinary course of business, or (y) pursuant to Permitted Liens;

(iii)	other than with respect to Retained Employees, not make or grant any general wage or salary increase with respect to its Employees or make any material increase in the payments of benefits with respect to its Employees under any bonus, insurance, pension or other employee benefit plan or program, in each case other than in the ordinary course of business or pursuant to existing agreements or commitments or benefit plans or as required by law;

(iv)	not license, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any rights to the use of any Aesthetics Business Intellectual Property, or take any of the foregoing actions with respect to Intellectual Property to be licensed under the License Agreement that are inconsistent with the License Agreement;

(v)	not permit either of the Subsidiaries to make or enter into any commitment for capital expenditures in excess of $10,000 for additions to property, plant, equipment or intangible capital assets;

(vi)	not terminate, enter into or amend in any material respect any Scheduled Contract, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such Scheduled Contract;

(vii)	not permit either of the Subsidiaries’ current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

(viii)	not permit either of the Subsidiaries’ to enter into other Contracts not in the ordinary course of business or in excess of current requirements;

(ix)	not make any change in accounting methods, principles or practices except as required by GAAP; or

(x)	not agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation, warranty, covenant or agreement of Parent or Seller in this Agreement inaccurate or breached such that the conditions in Section 7.2 shall not be satisfied at, or as of any time prior to, the Closing Date.
(b)	No Solicitation of Alternate Transaction. Parent and Seller will not, and will ensure that their respective directors, officers, employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents will not, directly or indirectly, solicit offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, accept or consider any proposal of, any third party relating to the acquisition of the Aesthetics Business or the Subsidiaries or their assets or businesses, in whole or in part, whether through a merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, liquidation, dissolution or similar transactions involving Seller or either Subsidiary or any division of Seller or either Subsidiary (such proposals, announcements or transactions being called herein “Acquisition Proposals”).

(c)	Access to Records and Properties. From the date hereof until the Closing Date, Seller shall:
(i)	provide Purchaser and its officers and other representatives and employees with such access to the facilities of the Aesthetics Business (including for the purpose of any environmental tests or investigations Seller may desire) and its principal personnel and such books and records pertaining to the Aesthetics Business, as Purchaser may reasonably request in order to effectuate the transactions contemplated hereby, without charge by Seller to Purchaser (but otherwise at Purchaser’s expense); provided, however, that Purchaser agrees that such access will be requested and exercised during normal business hours and without causing unreasonable interference with the operations of the Aesthetics Business; and

(ii)	make available to Purchaser, upon reasonable request, for inspection and review all documents, or copies thereof, listed in the Schedules hereto, and all files, records and papers pertaining to any proceedings and matters listed in the Schedules hereto.
(d)	Third Party Consents. Seller shall use commercially reasonable efforts to obtain all Consents, including, but not limited to the Required Consents, required from third parties (other than Governmental Authorities), whose Consent is required pursuant to any Scheduled Contract or otherwise to consummate the transactions contemplated hereby. Purchaser shall use commercially reasonable efforts (which shall not include any obligation of Purchaser to pay any consideration therefor or agree to relinquish or modify any rights in exchange therefor) to obtain all Consents required from third parties, whose Consent is required to consummate the transactions contemplated hereby.

(e)	Notification of Certain Matters. From and after the date of this Agreement until the Closing, each party will give prompt notice to the other of any failure of the notifying party to comply in any material respect with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. Delivery of any notice pursuant to this Section 4.3(e) shall not (a) limit or otherwise affect any remedies available to the party receiving such notice, or (b) constitute an acknowledgment or admission of a breach of this Agreement.
4.4	Post-Closing Covenants.
(a)	Further Assurances.
(i)	Each party hereto shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

(ii)	After the Closing, Seller shall from time to time, at the request of Purchaser and without further cost or expense to Purchaser, execute and deliver such other instruments of conveyance and transfer as Purchaser may reasonably request in order to more effectively consummate the transactions contemplated herein and to vest in Purchaser title to the Purchased Assets.

(iii)	To the extent any of the Purchased Assets are not assigned or assignable to Purchaser, or if necessary Consent to such assignment shall not have been obtained by Seller as of the Closing Date, Seller shall hold in trust for the benefit of Purchaser all of Seller’s right, title and interest to such Purchased Assets and, insofar as permissible, from time to time, assign such interest to Purchaser. Seller shall cooperate in any reasonable arrangement to the end that Purchaser shall be provided the use and benefits of such Purchased Assets. Notwithstanding anything in this

Agreement to the contrary, neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, contract, license, permit, lease, commitment, sales order or purchased order or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the Consent of any other party thereto or issuer thereof would constitute a breach thereof or in any way adversely affect the rights to be assigned.
(b)	Non-Competition.
(i)	From and after the Closing Date:
(A)	Seller will not engage, directly or indirectly, through an Affiliate or otherwise, either for its own benefit or for the benefit of any other Person, in any business which competes anywhere in the world in the Field of Use, at any time up to the third anniversary of the Closing Date;

(B)	For the period from the Closing Date until the expiration date of the last to expire of the patents licensed by Seller to Purchaser under the License Agreement, Purchaser will not seek regulatory approval for or market, or otherwise exploit the Purchased Assets or the Intellectual Property licensed to Purchaser under the License Agreement in connection with, any Competing Product or with any indication(s) for use that include cutting, vaporizing or coagulating soft tissue specifically for Pelvic Health applications;
provided, however, that the foregoing will not: (1) restrict or prohibit either party from maintaining and/or undertaking all other activities of such party whether existing at Closing or not, excluding activities in the Field of Use, except as specified above in Section 4.4(b)(i); (2) restrict or prohibit either party or any of its Affiliates from making passive investments in Persons primarily engaged in any competitive business whose shares of stock are regularly traded on a national securities exchange or on any over-the-counter market, provided the aggregate interest represented by such investments does not exceed five percent (5%) of any class of the outstanding equity or debt securities of any such Person; or (3) restrict or prohibit any Person who becomes an Affiliate of either party as the result of a Change in Control from engaging in a competitive business.
(ii)	Each party acknowledges that the period of restriction, the geographical areas of restriction and the restraints imposed by the provisions of Section 4.4(b)(i)are fair and reasonably required for the protection of the other parties hereto. Notwithstanding the foregoing, if the final judgment of a court of competent jurisdiction declares that any term or provision of

Section 4.4(b)(i) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement will be enforceable against the parties as so modified.
(iii)	Non-Compete Definitions. For purposes of the non-competition provisions contained in this Section:
(A)	“Competing Product” means the Gemini, Lyra, Aura, Solis and Venus products as sold by Seller to Purchaser, any other Restricted Laser Product, or any Medical Delivery Device designed specifically for use with any of the foregoing.; and

(B)	“Restricted Laser Products” means lamp-pumped solid state lasers with laser emission range 500-650nm, 1064 nm and/or 2.9 µm that meet any of the following requirements:
•	Use rare earth-doped oxide crystal laser host, specifically yttrium aluminum garnet (“YAG”) to generate laser power including:
•	Nd:YAG to generate 500-650 nm and 1064 nm laser power, or

•	Er:YAG to generate 2.9 µm laser power; or
•	Are capable of delivering 500-650 nm laser power in excess of 30 watts average, or 1064 nm laser power in excess of 100 watts, or 2.9 µm laser power in excess of 20 watts average; or

•	Use KTP as harmonic generating material when generating 500-650 nm laser power.
(C)	“Medical Delivery Device” means fibers or other optical waveguides for transmitting optical energy for medical applications.

(D)	“Pelvic Health” means the diagnosis and treatment of acute and chronic conditions, diseases and symptoms resulting from, on and within organs, all types of tissues, glands and other biological structures in the pelvic and thoracic space of the human body. Thus, Pelvic Health applications would include, as examples and without limitation, all diagnoses and treatments of the genitourinary organs and tissues, colorectal organs and tissues, biliary structures and tissues, gastrointestinal tract, structures and tissues, reproductive organs and tissues, and stones, other calcifications and obstructive mineralizations of, and within, the upper and lower urinary tracts, all of which include, but are not limited to, bladder, prostate, kidneys, ureters, urethra, ovaries, fallopian tubes, uterus, male and female genitalia, anal and rectal tracts and sphincters, ascending and descending colon, gall bladder, seminal vesicles, testicular structures, organ and pelvic floor prolapse and muscular laxity.
(c)	Change Subsidiaries’ Names; Use of Trade Names. As promptly as practicable following the Closing, Purchaser shall effect a change in the name of each of the Subsidiaries to a name that does not contain the word “Laserscope” or any word confusingly similar thereto. Purchaser may sell and distribute the existing stock of Finished Goods Inventory and may utilize any printed materials containing the Laserscope name, in the operation of the Aesthetics Business; provided, however, that within 30 days following the Closing Date, (i) Purchaser shall have provided Seller with the new company name and any trade name(s) and/or trademark(s) to be used by Purchaser under the Product Supply Agreement, and (ii) Purchaser shall cease all distribution and other use of the existing stock of printed materials containing the Laserscope name. Purchaser agrees that it shall only use the Laserscope name as set forth above and shall not otherwise use the Laserscope name in connection with any products, supplies, documents or other items purchased, developed, manufactured or otherwise created after the Closing Date. Purchaser acknowledges and agrees that any permitted use hereunder by Purchaser notwithstanding, Seller retains all right, title and interest to the Laserscope trade name and trademark, and Purchaser’s only rights to use the Laserscope name are the limited rights set forth herein for the period set forth herein. All such uses, and all products and services related thereto shall continue to be of the same quality as prior to the Closing Date, and any goodwill from such continued use shall inure solely to the benefit of Seller. The parties agree, because damages would be an inadequate remedy, that a party seeking to enforce this Section 4.4(c) shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof, in addition to other remedies available at law or in equity.

(d)	Records Retention. For a period of not less than seven years after the Closing Date, Purchaser shall retain all books and records, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns, relating to the Aesthetics Business and the Purchased Assets with respect to periods prior to the Closing Date. Purchaser shall have the right to destroy or dispose of all or part of such books and records after the seventh anniversary of the Closing Date if Purchaser gives Seller 60 days prior written notice of its intended disposition of such books and records and offers to deliver to Seller, at Seller’s expense, custody of such books and records as Purchaser intends to destroy.

(e)	Piggyback Registration Rights. Purchaser shall notify Seller in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of Purchaser (whether in connection with a public offering of securities by Purchaser, a public offering of securities by stockholders of Purchaser, or both, but excluding a registration relating solely to employee benefit plans, or a registration relating to a corporate reorganization or other transaction on Form S-4, or a registration on any registration form that does not permit secondary sales) and will afford Seller an opportunity to include in such registration statement all or part of such Registrable Securities held by Seller as set forth herein. If the Seller desires to include in any such registration statement all or any part of the Registrable Securities held by Seller, it shall within fifteen (15) days after the above-described notice from the Purchaser, so notify the Purchaser in writing. Such notice shall state the intended method of disposition of the Registrable Securities by Seller as set forth herein. If Seller decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Purchaser, Seller shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Purchaser with respect to offerings of its securities, all upon the terms and conditions set forth herein. All expenses incurred in connection with registrations pursuant to this Section 4.4(e) (excluding underwriters’ discounts and commissions), including, without limitation, all registration and qualification fees, printers’ and accounting fees, fees and disbursements for counsel for Purchaser, and fees and disbursements for counsel for Seller, shall be borne by the Purchaser. For purposes of this Section 4.4(e), “Registrable Securities” means (i) the shares issued to Seller in payment of the Stock Consideration; and (ii) any securities of the Purchaser issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares; provided, however, that Registrable Securities shall not include any shares which have previously been registered or which have been sold pursuant to Rule 144 under the Securities Act.

(f)	Availability of Rule 144. With a view to making available the benefits of certain rules and regulations under the Securities Act that may permit the resale of the Registrable Securities to the public without registration, for a period of two years after the Closing Date, Purchaser agrees to: (i) use its commercially reasonable efforts to make and keep current public information (as contemplated by Rule 144 under the Securities Act) regarding Purchaser available; and (ii) to furnish to Seller upon written request a written statement by Purchaser as to its compliance with the reporting requirements of Rule 144 under the Securities Act, a copy of the most recent annual or quarterly report of Purchaser, and such other reports and documents so filed as Seller may reasonably request in availing itself of any rule or regulation of the Securities and Exchange Commission allowing Seller to resell any such shares without registration.

(g)	Preparation of Historical Financial Statements. Seller will use best efforts to (i) assist Purchaser in seeking and obtaining the waiver or exemption referred to in Section 7.2(f) below; and (ii) assist Purchaser in Purchaser’s preparation of the historical financial statements related to the Aesthetics Business that Purchaser will be required to file with the Form 8-K (as such requirement may be modified by such waiver or exemption) and any other form or report that Purchaser is required to file with the Securities and Exchange Commission in connection with the transaction contemplated by this Agreement, such efforts to include making appropriate personnel of Seller available to Purchaser for such purpose.
4.5	Updated Disclosure; Breaches. On the date three Business Days prior to the anticipated date of Closing, Purchaser and Seller shall each provide the other with a written statement as to any of the following: (a) any change or event having, or which could reasonably be expected to have, a Material Adverse Effect, (b) any event or condition that might reasonably be expected to cause any representations and warranties made by the party providing the statement not to be true and correct at the Closing pursuant to the standards set forth in Section 7.2(c) or 7.3(c), as applicable, (c) any event or condition the occurrence or non-occurrence of which is reasonably expected to cause any condition to the obligations of the party providing the statement to effect the transactions contemplated by this Agreement not to be satisfied, or (d) the failure of the party providing the statement to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them pursuant to this Agreement or any other Ancillary Agreement. The delivery of any notice pursuant to this Section 4.6 shall not modify or otherwise affect in any manner the representations, warranties, covenants or agreements of any party or the conditions to the obligations of the parties under this Agreement and shall not be deemed to cure any related breaches of the representations, warranties, covenants or agreements contained in this Agreement or any other Ancillary Agreement for purposes of determining whether the condition set forth in Section 7.2(c) or 7.3(c), as applicable, has been satisfied (but, to the extent related to an event or condition which occurred after the date hereof but prior to the Closing Date, shall cure such breach for all other purposes under this Agreement). Any disclosure made under this Section 4.5 that could have been made prior to the date hereof, given facts and conditions which existed on the date hereof and events which occurred prior to the date hereof, will not be deemed to cure any related breaches of the representation, warranties, covenants or agreements contained in this Agreement or any other Ancillary Agreements for any purpose of this Agreement or any Ancillary Agreement.
4.6	Liaisons for Intellectual Property Transfer and Licensing. Each of Seller and Purchaser shall designate one (1) individual to act as the exclusive liaison for such party in designating, communicating and delivering, in the case of Seller, and receiving, in the case of Purchaser, the Transferred Intellectual Property and the Aesthetics Business Intellectual Property licensed under the License Agreement. Each such liaison will be an individual holding a senior management position with the respective party with responsibility for, and expertise in, intellectual property and technical matters. The initial liaisons will be designated by notice by each party, and may be changed from time to time by like notice, but only under circumstances that, in the commercially reasonable discretion of the parties, require such a change. It is the intent of the parties that the liaisons will complete the knowledge transfer described above in a commercially expedient fashion during the period from and after the Closing Date and by no later than the end of the term of the Product Supply Agreement.

4.7	Funds Received After the Closing Date. If, after the Closing Date, Seller or any of its Affiliates receive a payment on an accounts receivable that is owned by Purchaser or any of its Affiliates, Seller (or its Affiliate) will promptly remit such payment to Purchaser. If, after the Closing Date, Purchaser or any of its Affiliates receive a payment on an accounts receivable that is owned by Seller or any of its Affiliates, Purchaser (or its Affiliate) will promptly remit such payment to Seller.
4.8	Post-Closing Financial Matters; Preparation of Historical Financial Statement.
(a)	Purchaser will use its best efforts after the Closing Date to obtain financing that provides it with sufficient funds to timely discharge all of its remaining obligations under this Agreement and the Ancillary Agreements, including without limitation (i) making any payment under the Post-Closing Adjustment provisions in Section 1.5, (ii) paying for the Service Parts as contemplated in Section 1.4(b) and (iii) paying for inventory under Section 7.3(c) of the Product Supply Agreement.

(b)	Purchaser will use its best efforts to (i) file an initial request for the waiver or exemption referred to in Section 7.2(f) below within three (3) Business Days following Purchaser’s receipt of Seller’s final substantive comments on and input required for such request; (ii) seek and obtain the waiver or exemption referred to in Section 7.2(f) below (even if the initial request is rejected) and (iii) timely prepare the historical financial statements related to the Aesthetics Business that Purchaser will be required to file with the Form 8-K that Purchaser is required to file with the Securities and Exchange Commission (as such requirement may be modified by such waiver or exemption) in connection with the transaction contemplated by this Agreement, such efforts to include, but not be limited to, engaging (and being responsible for paying) a third party audit firm to conduct such audit. Purchaser covenants and agrees that the initial request for the waiver or exemption referred to in Section 7.2(f), and all amendments and other written communications related thereto, shall be in form and substance reasonably acceptable to Seller and Purchaser, and that all telephonic and other oral communications with the staff of the Securities and Exchange Commission shall be conducted jointly by representatives of Purchaser and Seller.

(c)	From and after the Closing Date until such time as Purchaser’s obligations specified in clauses (i) — (iii) of Section 4.8(a) above have been satisfied, (or if earlier until an amount equal to Nine Million Dollars ($9,000,000) has been placed in escrow with an institution reasonably acceptable to Seller for the exclusive purpose of satisfying obligations of Purchaser under such clauses (i) — (iii)), Purchaser will, and will cause its Affiliates to, comply with all covenants and agreements that it is obligated to comply with pursuant to any agreement it has with a financial institution at which Purchaser maintain a line of credit or which has made a loan to Purchaser (a “Loan Agreement”) or, if no such Loan Agreement exists, then the covenants and agreements that were contained in the last such Loan Agreement to which Purchaser was a party. In the event that the lending party to a Loan Agreement waives compliance with a covenant or agreement contained therein at a time when money is owed the lending party under the Loan Agreement, then such waiver shall automatically also be deemed to be given by Seller so long as Seller is promptly provided with a copy of the waiver (or, if given orally, notice of such waiver).
ARTICLE 5
EMPLOYEE MATTERS
5.1	Scope of Article. This Article 5 contains the covenants and agreements of the parties with respect to the status of employment of the employees of Seller or its Affiliates, other than the Retained Employees, employed in the Aesthetics Business as of the Closing Date (“Employees”). Nothing herein expressed or implied confers upon any Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Article 5.
5.2	Employees. Set forth in Schedule 5.2 is a list of all Employees and Retained Employees as of the date hereof.
(a)	Employment.
(i)	Offer of Employment. Purchaser shall offer employment effective as of the Closing Date to all Employees, other than (A) Retained Employees, and (B) any Employees employed by the Subsidiaries (whose employment shall continue without interruption from and after the Closing Date). An individual who would be such an Employee but for his or her absence immediately prior to the Closing Date due to vacation, holiday, authorized leave of absence, illness, injury or short-term or long-term disability shall be considered employed as of the Closing Date as an Employee. Such Employees who become employed by Purchaser through the acceptance of an offer of employment shall be referred to as “Transferred Employees” and shall become employees of Purchaser as of the Closing Date. Purchaser shall initially provide each Transferred Employee with a position that provides substantially similar job requirements and responsibilities. For the rest of 2006, Purchaser will provide the exact base pay and bonus plans (including retention bonuses reflected on Schedule 5.2(d)) for Employees as those provided by Seller as of the date hereof. Thereafter, Purchaser will provide Transferred Employees with base pay and also bonus and other incentive opportunities consistent with those provided by Purchaser to similarly situated employees of Purchaser.

(ii)	Work Location. For a period of twelve (12) months following the Closing Date, for non-Sales employees, each offer of employment by Purchaser under this Section 5.2(a) will be at a location no more than 50 miles from the Employee’s principal place of business with Seller immediately prior to the Closing Date. For Sales and UK employees, employment will be at a location which does not require the Employee to move their primary household to perform their job.

(iii)	If Purchaser terminates the employment of any Transferred Employee on or prior to July 25, 2007, Purchaser shall pay such Transferred Employee a severance benefit, consisting of notice pay, compensation (lump sum payment) and continued benefits and insurance coverage, that shall in no event be less than, or paid later than, the severance benefit, if any, to which such Transferred Employee would have been entitled if Seller’s severance plans, as in effect as of the Closing Date, applied to such termination of employment. For purposes of this Section 5.2(a)(iii), service with both Sellers and Purchaser shall be taken into account in computing the amount of such benefit, as well as service with any business or entity that Sellers’ severance plans recognize as service with Sellers for purposes of computing the amount of such benefit. In the case of US sales employees, severance is an established lump sum amount which Buyer will honor.
(b)	Savings Plan.
(i)	Purchaser shall maintain or establish as of the Closing Date one or more tax-qualified defined contribution savings plan or plans (“Purchaser’s Savings Plan”).

(ii)	Purchaser’s Savings Plan shall (i) permit immediate participation and eligibility for employer contributions for all Transferred Employees as of the Closing Date; (ii) credit all service with Seller for purposes of the eligibility, participation, vesting requirements of Purchaser’s Savings Plans; (iii) provide for tax-deferred contributions; and (iv) meet all requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code.
(c)	Employee Welfare Plans.
(i)	Purchaser shall, as of the Closing Date, assume and pay all Liabilities of Seller for the benefits payable or to become payable to Transferred Employees and their beneficiaries under the medical, dental, life insurance, disability and other welfare benefit plans and programs covering Employees identified in Schedule 5.2 (collectively “Seller’s Welfare Benefit Plans”); provided, however, that Purchaser shall not assume any Liability of Seller for medical, dental, or life insurance benefit claims of Transferred Employees incurred prior to the Closing Date (except, however, to the extent such Liabilities are accrued for on the Final Closing Balance Sheet Item Statement). For purposes of this Section 5.2(c)(i), a medical or dental benefit claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the Employee is billed for such services or submits a claim for benefits.

(ii)	Purchaser shall have established as of the Closing Date plans or programs to provide medical, dental, life insurance, disability, vacation and other welfare benefits to discharge the obligations of Purchaser as set forth in this Section 5.2(c)(ii). Such plan or plans established by Purchaser shall (i) credit all service with Seller for all purposes, including eligibility, participation and benefit entitlement; (ii) waive any pre-existing condition limitation or exclusion or any actively-at-work requirement; (iii) credit all payments made for healthcare expenses during the current plan year for purposes of deductibles, co-payments and maximum out-of-pocket limits; and (iv) for a period of at least one year after the Closing Date, provide benefits which, in the aggregate, are substantially comparable to those provided under Seller’s Welfare Benefit Plans immediately prior to the Closing Date.
(d)	Other Compensation Arrangements.
(i)	With respect to the calendar year in which the Closing occurs, Purchaser shall determine any incentive compensation awards for Transferred Employees under Purchaser’s incentive compensation plan by taking into account Employees’ service with both Seller and Purchaser during such calendar year.

(ii)	Purchaser shall, as of the Closing Date, assume, and be responsible for all accrued and unused vacation balances, bonus amounts, severance balances and retention balances and other amounts due under the severance plans, bonus plans and retention plans, listed in Schedule 5.2(d) for all Transferred Employees. For purposes of clarity, Purchaser shall be responsible for paying any amounts due under any such severance plans and retention plans even if all conditions that trigger such payments have been met prior to the Closing Date but such amounts have not yet been paid as of the Closing Date (i.e., if a Transferred Employee was entitled to a retention bonus because he or she was employed through December 31, 2006, Purchaser would be obligated to pay such retention bonus whether the Closing occurred before, on or after December 31, 2006 and the retention bonus remain unpaid on the Closing Date).
(e)	Severance and WARN Act Liability. Purchaser agrees to pay and be responsible for all liability, cost or expense for severance, termination indemnity payments, salary continuation, special bonuses and like costs that arise from the termination of employment of any Transferred Employee by Purchaser on or after the Closing Date, including but not limited to those amounts reflected on Schedule 5.2(d). Purchaser agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act, and the regulations thereunder, in connection with the consummation of the transactions described in or contemplated by this Agreement.

(f)	Health Care Continuation Coverage. Purchaser agrees to provide Transferred Employees and their covered beneficiaries with continuation coverage required by Section 4980B of the Code or Sections 601 through 608 of ERISA (“COBRA”) as a result of “qualifying events” (as defined in Section 4980B of the Code) which occur on or after the Closing.

(g)	Cooperation. Seller and Purchaser shall cooperate with each other with respect to any employment-related charge, complaint, investigation or inquiry of any kind relating to any Employee or Former Employee, including but not limited to, providing copies of documents and making witnesses available. Seller and Purchaser agree that Purchaser shall reinstate any Former Employee if Purchaser consents to such reinstatement (which consent shall not be unreasonably withheld) or if reinstatement is ordered by a court or governmental agency; provided, however, that Seller must make a good faith effort to defend against any such charge, complaint, investigation or inquiry.

(h)	Workers’ Compensation. Purchaser shall, as of the Closing Date, assume all Liabilities of Seller for workers’ compensation benefits payable or to become payable to or on behalf of Transferred Employees. Purchaser shall be responsible for the administration of any Transferred Employee’s workers’ compensation claims arising out of or relating to occurrences on or after the Closing Date.
ARTICLE 6
TERMINATION
6.1	Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing only:
(a)	by mutual consent of Purchaser, on the one hand, and Parent and Seller, on the other hand;

(b)	by either Purchaser, on the one hand, or Parent or Seller, on the other hand, if, without fault of such terminating party, the Closing shall not have occurred on or before the Termination Date, unless such date is extended upon the mutual written agreement of Purchaser, on the one hand, and Parent and Seller, on the other hand;

(c)	by Parent or Seller, if neither Parent nor Seller is then in material breach of its obligations under this Agreement, if (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement of which notice has been given to Purchaser in writing by Parent or Seller and which has not been fully cured or cannot be fully cured within the earlier of (A) 30 days of the receipt of such notice, or (B) five days prior to the Closing Date; or (ii) any of the other conditions specified in Section 7.1 or in Section 7.3 has not been met by Purchaser or waived by Parent or Seller at such time as such condition can no longer be satisfied;

(d)	by Purchaser, if Purchaser is not then in material breach of its obligations under this Agreement, if (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Seller set forth in this Agreement of which notice has been given to Parent by Purchaser and which has not been fully cured or cannot be fully cured within the earlier of (A) 30 days of the receipt of such notice or (B) five days prior to the Closing Date; or (ii) any of the other conditions specified in Section 7.1 or in Section 7.2 has not been met by Parent and Seller or waived by Purchaser at such time as such condition can no longer be satisfied;

(e)	by Purchaser, on the one hand, or by Parent and Seller, on the other hand if the Closing shall not have occurred on or before March 31, 2007 (the “Termination Date”); provided, however, that the failure of the Closing to occur is not due to a material breach hereof by the party seeking termination;

(f)	by Parent and Seller at any time after December 8, 2006 if Purchaser has failed to request the waiver or exemption referred to in Section 7.2(f) below in a writing that is received by the SEC on or before by 5:00 p.m. EST on December 8, 2006; or

(g)	by Parent and Seller on or after January 6, 2007 if Purchaser has not, by January 5, 2007, either (i) provided Parent and Seller with evidence that it has obtained the waiver or exemption referred to in Section 7.2(f) below or (ii) irrevocably waived in writing the condition described in Section 7.2(f) below.
6.2	Procedure and Effect of Termination. In the event of termination by Purchaser, on the one hand, or Parent or Seller, on the other hand, pursuant to Section 6.1, written notice thereof shall immediately be given to the other party and this Agreement shall terminate, the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto. Notwithstanding the foregoing, the obligations set forth in Section 4.1 (“Confidentiality”), including Section 4.1(e) (“Public Announcement”), Article 9 (“Dispute Resolution”) and Article 11 (“Miscellaneous”) shall survive termination of this Agreement, and nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement occurring prior to a termination. In such event, each party shall, upon request, return all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same.
ARTICLE 7
CONDITIONS
7.1	Conditions to Obligations of Each Party. The obligations of each party to be performed at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by such party in its sole discretion:

(a)	Absence of Injunction. No order, stay, judgment or decree shall have been issued by any court and be in effect that prohibits, delays or enjoins in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)	No Proceeding or Litigation. No Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which has or, if successfully asserted, would otherwise have, individually or in the aggregate, a Material Adverse Effect.
7.2	Conditions to Obligations of Purchaser. The obligations of Purchaser to be performed by Purchaser at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Purchaser in its sole discretion:
(a)	Deliveries of Seller. Purchaser shall have received all certificates, instruments, agreements (including the Ancillary Agreements), consents and other documents to be delivered on or before the Closing Date pursuant to Article 1 of this Agreement.

(b)	Covenants and Agreements. Each covenant, agreement, obligation and condition of Parent and Seller required by this Agreement and any Ancillary Agreements to be performed by them at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing. At the Closing, Purchaser will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of each of Parent and Seller, to the effect that the conditions set forth in this Section 7.2(b) have been satisfied.

(c)	No Breach. Each representation and warranty of Parent and Seller contained in this Agreement and any Ancillary Agreements shall be true and correct in all material respects as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date); provided, however, that representations and warranties already themselves qualified by materiality or Material Adverse Effect shall be true and correct in all respects. At the Closing, Purchaser will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of each of Parent and Seller, to the effect that the conditions set forth in this Section 7.2(c) have been satisfied.

(d)	Absence of Certain Changes. Since the date of this Agreement, there shall not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. At the Closing, Purchaser will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of each of Parent and Seller, to the effect that the conditions set forth in this Section 7.2(d) have been satisfied.

(e)	Release of Liens. Purchaser shall have received from Seller a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens relating to the Purchased Assets, other than the Permitted Liens, but including security granted over its assets by Laserscope UK to Silicon Valley Bank and to Barclays Bank plc.

(f)	Waiver from SEC. Purchaser shall have received a waiver or exemption from the Securities and Exchange Commission (“SEC”) under Rule 3-13 of Regulation S-X that results in Purchaser being permitted to file the Form 8-K/A required to be filed by Purchaser in connection with the transactions contemplated by this Agreement that is substantially consistent, in all material respects, with the request for such waiver or exemption (or the most recent amendment thereto) submitted by Purchaser consistent with Section 4.8(b).
7.3	Conditions to Obligations of Parent and Seller. The obligations of Parent and Seller to be performed by Parent and Seller at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Parent in its sole discretion:
(a)	Deliveries of Purchaser. Seller shall have received payment of the Purchase Price and all certificates, instruments, agreements (including the Ancillary Agreements) and other documents to be delivered on or before the Closing Date pursuant to Article 1 of this Agreement.

(b)	Covenants and Agreements. Each covenant, agreement, obligation and condition of Purchaser required by this Agreement and any Ancillary Agreements to be performed by Purchaser at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing. At the Closing, Purchaser will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of Purchaser, to the effect that the conditions set forth in this Section 7.3(b) have been satisfied.

(c)	No Breach. Each representation and warranty of Purchaser contained in this Agreement and any Ancillary Agreements shall be true and correct in all material respects as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date); provided, however, that representations and warranties already themselves qualified by materiality or Material Adverse Effect shall be true and correct in all respects. At the Closing, Parent and Seller will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of Purchaser, to the effect that the conditions set forth in this Section 7.3(c) have been satisfied.

(d)	Consents. Purchaser shall have obtained all Consents required on its part to perform its obligations under, and consummate the transactions contemplated by this Agreement and the Ancillary Agreements in a form and substance satisfactory to Parent and Seller.

ARTICLE 8
SURVIVAL AND INDEMNIFICATION
8.1	Survival. The representations and warranties of each party contained in this Agreement, and the indemnification obligations of such party with respect thereto under this Article 8, will survive the Closing and shall expire on the date 12 months after the Closing Date. Notwithstanding the preceding sentence, (a) the representations and warranties contained in Sections 2.1 and 3.1 (“Corporate Organization and Power” and “Corporate Organization and Power; Stock Consideration”), Section 2.2 (“Subsidiaries”) and Sections 2.3 and 3.2 (“Authorization”), and the respective indemnification obligations of the parties with respect thereto shall survive until the third anniversary of the Closing Date; (b) the representations and warranties of Seller set forth in Section 2.21 (“Tax Matters”) and the indemnification obligations of Seller with respect thereto shall survive until the expiration of the applicable statutes of limitation plus six months; and (c) claims involving fraud (“Fraud Claims”) and the indemnification obligations of the parties with respect thereto shall survive indefinitely. The covenants set forth in this Agreement shall survive the Closing according to the term specified therein, and, if none, indefinitely.

8.2	Indemnification by Parent and Seller. Subject to Section 8.5, Parent and Seller agree, jointly and severally, to indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective directors, officers, employees and agents (each, a “Purchaser Indemnified Party”), from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by any of the foregoing Persons by reason of or resulting from (a) any untrue representation of, or breach of warranty by Parent or Seller in any part of this Agreement; (b) any non-fulfillment of any covenant, agreement or undertaking of Parent or Seller in any part of this Agreement; and (c) subject to the immediately following sentence, any Retained Liability; (d) any liability for Taxes resulting from or attributable to the Pre-Closing Transactions and any liability for Taxes attributable to Seller or either of the Subsidiaries (with Income Taxes of either of the Subsidiaries meaning Income Taxes arising after application of the relevant NOL Threshold) for Taxable periods (or portions thereof) ending on or prior to the Closing Date, other than Taxes reflected in the Final Subsidiary Closing Balance Sheet and (e) either of the matters described on Schedule 8.2. No claim for indemnity can be brought against Seller under clause (c) of this Section 8.2 if the subject matter of the claim is based on events, facts or circumstances that also constitute a breach of, or could give rise to a valid claim of a breach of, a representation or warranty contained in Section 2.11 (Sufficiency of Purchased Assets; Operations of Aesthetics Business) (but only those provisions of Section 2.11 that do not pertain to Tax Laws, Environmental Laws and laws that, if not complied with would necessarily result in a breach of Section 2.19), Section 2.14 (FDA and Global Regulation Compliance in Connection with the Aesthetics Business), Section 2.15 (Compliance with Applicable Laws), (but only those provisions of Section 2.15 that do not pertain to Tax Laws, Environmental Laws and laws that, if not complied with would necessarily result in a breach of Section 2.19), it being understood and agreed that the exclusive remedy of each Purchaser Indemnified Party for any actions or claims the subject matter of which is based on events, facts or circumstances that constitute a breach of, or could give rise to a valid claim of a breach of, any of such representations or warranties is a claim for indemnification under Section 8.2(a) and such actions or claims will be subject to the limitations of Section 8.5.
8.3	Indemnification by Purchaser. Subject to Section 8.5, Purchaser agrees to indemnify, defend and hold harmless Parent and Seller, their Affiliates, and their respective directors, officers, employees and agents, from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by any of the foregoing Persons by reason of or resulting from (a) any untrue representation of, or breach of warranty by Purchaser in any part of this Agreement, (b) any non-fulfillment of any covenant, agreement or undertaking of Purchaser in any part of this Agreement or in any Ancillary Agreement, or (c) any Assumed Liability.

8.4	Claims for Indemnification.
(a)	Subject to Section 8.1, whenever any claim arises for indemnification hereunder or an event which may result in a claim for such indemnification has occurred, the party seeking indemnification (the “Indemnified Party”), will promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are actually prejudiced thereby. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a “Third Party Claim”), the notice to the Indemnifying Party will specify with reasonable specificity, if known, the basis under which the right to indemnification is being asserted and the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense; provided, however, that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Indemnified Party shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within 30 days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement as the claim. The Indemnified Party shall also have the right and upon delivery of 10 days advance written notice to such effect to the

Indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Indemnified Party will not, except at its own cost and expense, settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. The parties intend that all indemnification claims be made as promptly as practicable.
(b)	If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, the Indemnifying Party will deliver a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. The validity and amount of such claim will be determined pursuant to Article 9.
8.5	Indemnification Limits and Calculation of Damages.
(a)	In the event of any claim for indemnity under Section 8.2(a) with respect to any breach of a representation and warranty by Seller or Parent (a “Purchaser Rep Loss”):
(i)	the Purchaser Indemnified Party under such representation and warranty claim shall not be entitled to indemnification therefor unless such Purchaser Indemnified Party, together with all related Purchaser Indemnified Parties, has sustained Damages in excess of one percent of the Purchase Price (the “Basket Amount”) in the aggregate, following which event such Purchaser Indemnified Party and all related Purchaser Indemnified Parties shall be entitled to indemnification to the extent of all Damages suffered or incurred in excess of the Basket Amount; and

(ii)	the maximum amount of indemnification payable to all Purchaser Indemnified Parties, in the aggregate, shall be equal to 10 percent of the Purchase Price (the “Maximum Amount”).
provided, however, that the Basket Amount shall not apply to any breach of the representations and warranties of Seller and Parent set forth in Section 2.1 (“Corporate Organization and Power”), Section 2.2 (“Subsidiaries”), Section 2.3 (“Authorization”), Sections 2.10(a) and (b) (“Purchased Assets”), Section 2.11 (“Sufficiency of Purchased Assets”), Section 2.21 (“Taxes”) and Section 2.24 (“Brokers”). Additionally, and notwithstanding anything herein to the contrary, (i) the Basket Amount and Maximum Amount shall not apply with respect to any Fraud Claims of any Purchaser Indemnified Party; and (ii) the fact that Purchaser shall also have a Rep Loss claim, in addition to another indemnifiable claim, (but subject to the last sentence of Section 8.2), shall not subject, cause or permit such other indemnifiable claim to count against the Basket Amount or the Maximum Amount. The parties do not intend that the Basket Amount or the Maximum Amount be deemed to be a definition of what is “material” for any purpose under this Agreement.

(b)	Notwithstanding anything to the contrary in this Article 8, an Indemnifying Party shall not be liable to any related Indemnified Parties for any incidental or consequential damages, including without limitation loss of anticipated profits or loss or diminution of revenues, and all such parties shall take all reasonable steps to mitigate indemnifiable Damages upon and after becoming aware of any event which has given rise to any liabilities and Damages that are indemnifiable hereunder.

(c)	In determining the amount of any claim for which an Indemnified Party is entitled to indemnification pursuant to this Article 8, there shall be subtracted an amount equal to (i) any Tax savings actually realized by such Indemnified Party or related Indemnified Parties in connection with or by reason of such claim, (ii) all insurance proceeds actually received or receivable by a party by reason of such claim (and no right of subrogation shall accrue to any insurer or third party indemnitor under this Agreement), (iii) the amount of any applicable accruals or reserves taken into account for purposes of Section 1.5 or set forth in the Subsidiary Financial Statements or thereafter accrued or reserved by the Subsidiaries in the ordinary course of business, and (iv) any amounts recovered or recoverable by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party. If a claim of an Indemnified Party is covered by insurance or by indemnification by a third party, the Indemnified Party agrees to use all reasonable efforts to recover the amount of such claim from the issuer or such third party before seeking indemnification under this Agreement.

(d)	Notwithstanding anything to the contrary contained in this Agreement: (i) no claim or action for indemnity can be brought against Parent or Seller under clause (a) or (b) of Section 8.2 or against Seller under clause (a) or (b) of Section 8.3 unless such action is brought on or before the date on which the applicable representation, warranty or covenant on which such claim or action is based ceases to survive as set forth in Section 8.1.
8.6	Exclusive Remedy. The parties acknowledge that, except for (a) any Fraud Claims, and (b) any equitable relief expressly provided for in this Agreement, their sole and exclusive remedy after the Closing for any breach of any representation, warranty or covenant contained in this Agreement shall be the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under Applicable Law, any and all other rights, claims and causes of action it may have against Seller and Parent, whether known or unknown, foreseen or unforeseen, or which exists or may arise in the future, or which it otherwise might assert, relating to the subject matter of this Agreement arising under this Agreement, at law or in equity. In addition, each party acknowledges that all of its indemnification obligations under this Agreement are subject to and shall be in accordance with this Article 8.

8.7	Subrogation. To the extent that an Indemnifying Party has discharged any claim for indemnification hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any third parties.

8.8	Adjustment of Purchase Price. The Purchase Price shall be deemed to be increased or decreased, as applicable, for federal, state, local and foreign income Tax purposes in the amount of any payment made by any Indemnifying Party pursuant to the provisions of this Article 8.
ARTICLE 9
DISPUTE RESOLUTION
9.1	Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach of the covenants and agreements in Articles 4 and 5 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the non-breaching party and that, in addition to any other remedies which may be available, the non-breaching party shall be entitled to injunctive relief against the threatened breach of Articles 4 and 5 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

9.2	Dispute. Except as set forth in Section 9.1, and except for the engagement of the Firm under Section 1.5, any controversy, claim or dispute of whatever nature arising between the parties under this Agreement or any Ancillary Agreement, or in connection with the transactions contemplated hereunder or thereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Effective Time (a “Dispute”), shall be resolved by binding arbitration. The agreement to arbitrate contained in this Article 9 shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.

9.3	Notice. No party shall commence an arbitration proceeding pursuant to the provisions set forth below unless such party shall first give a written notice (a “Dispute Notice”) to the other parties setting forth the nature of the Dispute.

9.4	Arbitration.
(a)	If the Dispute has not been resolved within 30 days after receipt of the Dispute Notice or such greater period as the parties may agree upon in writing, then the Dispute shall be determined by binding arbitration in the city in which the arbitrator is located. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date on which the Dispute Notice is sent, subject to any modifications contained in this Agreement. The Dispute shall be determined by one arbitrator. Members of the AAA Large, Complex Case Panel or a CPR Institute for Dispute Resolution (“CPR”) Panel of Distinguished Neutrals, or persons who have professional credentials similar to those persons listed on such AAA or CPR panels shall be eligible to serve as arbitrators. The award shall be in writing and shall set forth the reasons for the decision of the arbitrator(s).

(b)	The arbitration shall be governed by the substantive laws of the State of New York without regard to conflicts-of-law rules, and by the arbitration law of the United States Federal Arbitration Act (Title 9, U.S. Code). Judgment upon the award rendered may be entered in any court having jurisdiction.

(c)	Except as otherwise required by law, the parties and the arbitrator agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. The arbitrator shall have the discretion to award to the prevailing party its reasonable costs and expenses incurred in connection with the arbitration, including without limitation reasonable attorney fees. If a party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party or parties, as applicable, shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award. Notwithstanding the foregoing, each party may disclose the resolution of the arbitration, and the terms and conditions any settlement agreement, without consent (i) to advisors, investors and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, (ii) as required by any court or other governmental body; (iii) in confidence to legal counsel of such parties; (iv) in confidence, in connection with the enforcement of the settlement agreement or rights under the settlement agreement; (v) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vi) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the Securities and Exchange Commission.
ARTICLE 10
DEFINITIONS
10.1	Definitions. The following terms, as used herein, have the following meanings:
(a)	“Aesthetics Business Intellectual Property” shall refer collectively to all Intellectual Property that is owned by, licensed to or otherwise controlled by Seller or the Subsidiaries in connection with its operation of the Aesthetics Business; excluding, however, (i) all trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress or logos, unless specifically set forth on Exhibit 1.1(d); and (ii) all rights in those patents and patent applications (and all reissues, substitutes, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof) identified as “excluded patent rights” in Schedule 2.19.

(b)	“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

(c)	“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local common law or duty, case law or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

(d)	“Business Day” or “business day” shall mean a day other than a Saturday, Sunday or other day on which banks in Minneapolis, Minnesota are required to or may be closed.

(e)	“Change in Control” means, with respect to a party: (a) the sale or transfer of all or substantially all of such party’s assets to any Person or group of Persons (other than a subsidiary) by means of any transaction or series of transactions; (b) the acquisition of such party by another Person by means of any transaction or series of transactions (including, without limitation, any reorganization, merger or consolidation, whether of such party with, or into, any other Person or Persons, or otherwise, but excluding (x) any merger effected exclusively for changing the domicile of such party or (y) any consolidation or merger following which holders of equity securities outstanding immediately prior to the merger or consolidation hold more than fifty percent (50%) of the equity securities of the entity surviving the consolidation or merger or an entity controlling the surviving entity after the consolidation or merger); or (c) a transaction or series of transactions in which a Person or group of Persons acquires beneficial ownership of more than fifty percent (50%) of the voting power of the party.

(f)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations or other binding pronouncements promulgated thereunder.

(g)	“Contract” means any contract, lease, license, commitment, permit, sales order, purchase order, invoice, warranty and or other agreement or understanding, whether written or oral, and including any amendment or modifications made thereto.

(h)	“Damages” means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including, but not limited to, reasonable costs, fees and expenses of attorneys, accountants, bankers and other agents of the Person incurring such expenses.

(i)	“Equity Interest” means capital stock, membership interests, options, warrants, stock appreciation rights, or rights to subscribe for, calls or other instruments exercisable for, or convertible into, the capital stock, membership interests or similar equity interests of any Person.

(j)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(k)	“ERISA Affiliate” shall mean each subsidiary of the Parent and any other person or entity under common control with the Parent or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(l)	“GAAP” means generally accepted accounting principles in the United States.

(m)	“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

(n)	“Hazardous Substance” means any material, chemical, emission or substances that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, biohazardous, a pollutant, contaminant, or nuisance or otherwise a danger to health, reproduction or the environment.

(o)	“Intellectual Property” shall mean any and all of the following and any and all right and interests in, arising out of, or associated therewith, throughout the world: rights in patents, patent applications, and all reissues, substitutes, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, and Internet domain name applications; copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), renewals, and applications therefor, and all other rights corresponding thereto, including rights in designs (whether or not registered or pending); technology, inventions (whether or not patentable), formulas, algorithms, methods, processes invention disclosures, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs, owned by or licensed to Seller; all websites, and all designs related thereto; all rights in databases and data collections; all moral, integrity, paternity, and economic rights of authors and inventors, however denominated; any similar or equivalent rights to any of the foregoing, whether or not in use, under development or design, or inactive; and the right to sue for past, present, and future infringement of any or all of the foregoing and to retain any damages awarded pursuant to such action.

(p)	“Knowledge” relating to Seller, “Knowledge of Seller”, “Seller’s Knowledge” means the knowledge actually possessed by Seller’s officers and directors, and, relating to Purchaser, “Knowledge of Purchaser” or “Purchaser’s Knowledge” means the knowledge actually possessed by the officers and directors of Purchaser.

(q)	“Law” means any applicable laws, statutes, ordinances, regulations, rules, interpretations, directives or orders of any Governmental Authority anywhere in the world.

(r)	“Liability” or “Liabilities” means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or un-accrued, fixed or contingent, matured or un-matured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition.

(s)	“LIBOR” means the rate for three-month US dollar deposits, which appears on the Bloomberg Page BBAM as of 11:00 a.m., London time, on the day that is one Business Day preceding the Closing Date. If such rate does not so appear on the Bloomberg Page BBAM, “LIBOR” means the average of the rates at which three-month US dollar deposits are offered by Morgan Guaranty Trust of New York and Bankers Trust Company to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) one Business Day preceding the Closing Date.

(t)	“Material Adverse Effect” means, as to a party, any change, effect, fact, event, or circumstance which has had or may reasonably be expected to have a material adverse effect on, or a material adverse change in, the assets, liabilities, financial condition, or business, taken as a whole, of the Aesthetics Business, in the case of Seller, and of Purchaser, in the case of Purchaser (and in all cases without regard to any potential insurance coverage or potential Tax benefits), or which would preclude such party in any material respect from consummating the transactions contemplated by this Agreement or any Ancillary Agreement on a timely basis; provided, however, that in each case none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any change, effect, fact, event or circumstance exclusively relating to any acts of terrorism, sabotage, military action or war; (ii) business or economic conditions primarily related to the medical device industry; or (iii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

(u)	“Person” means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

(v)	“Permitted Liens” means (i) statutory Liens for Taxes not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairmen’s and other similar Liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable; (iii) statutory Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, or other forms of governmental insurance or benefits; (v) Liens arising due to acts done, or suffered to be done by, and judgments against, Purchaser or any of its Affiliates and those claiming by, through or under Purchaser or any of its Affiliates, (vi) Liens related to consigned tooling, equipment inventory and production fixtures, and (vii) Liens that will be released at or prior to the Closing.

(w)	“Product Warranty Claims” means all Liabilities to customers of the Aesthetics Business with respect or related to repair or replacement claims resulting from defects in goods and equipment delivered to such customers or services provided to such customers, or goods and equipment in transit to such customers, regardless of when asserted and irrespective of whether pursuant to (i) express product warranties provided by Seller or its Affiliates, or (ii) product warranties or obligations implied or provided by Applicable Law and excluding in all cases Liabilities relating to or arising from product liability or similar claims seeking recourse beyond repair or replacement of the products at issue.

(x)	“Seller Product” means each proprietary product or service currently manufactured, marketed, or sold by or under license from Seller, or that are currently under development by or under license from Seller, in all cases solely in the Aesthetics Business.

(y)	“Seller’s Retained Environmental Liabilities” shall mean any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any person with respect to: (i) the presence on or before the Closing Date of any Hazardous Substances in the soil, groundwater, surface water, air or building materials of the any Leased Real Property or any Former Real Property (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Substance Activities conducted on the Leased Real Property or any Former Real Property prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with or to benefit the Aesthetics Business (“Pre-Closing Hazardous Substance Activities”); (iv) the exposure of any person to Pre-Existing Contamination or to Hazardous Substances in the course of or as a consequence of any Pre-Closing Hazardous Substance Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental Laws by the Seller with respect to the Aesthetic Business or any Subsidiary, or any of their agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with any Pre-Closing Hazardous Substance Activities prior to the Closing Date; (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (viii) any of the foregoing to the extent they continue after the Closing Date.

(z)	“Solvent” means with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     The following additional terms are defined elsewhere in this Agreement, as indicated below (whether in singular or plural form):
List of Defined Terms

AAA	62
Accounts Receivable	2
Acquisition Proposals	43
Adjusted Liabilities of the Subsidiaries	8
Adjusted Purchase Price	9
Administrative Services Agreement	12
Aesthetics Business	1
Aesthetics Devices	1
Agreement	1
Ancillary Agreements	12
Assigned Contracts	2
Assignment and Assumption Agreement	12
Assumed Liabilities	6
Assumed Service Contracts	6
Balance Sheet Items	8
Basket Amount	60
Benefit Plans	25
Business Customer	34
Cash of the Subsidiaries	8
Closing	2

Closing Date	2,11
COBRA	53
Competing Product	45
Confidential Information	39
Consent	16
Consents	16
CPR	62
Disclosing Party	39
Disclosure Schedule	13
Dispute	62
Dispute Notice	62
Effective Time	5
Employee Agreement	24
Employee Plan	24
Employees	51
Environmental Laws	32
Environmental Permits	32
Equipment	2
Excluded Assets	4
Excluded Inventory	4
FDA	20
Final Closing Balance Sheet Item Amount	7
Final Closing Balance Sheet Item Statement	10
Final Subsidiary Closing Balance Sheet	10
Finished Goods Inventory	2
Firm	9
Former Real Property	33
Fraud Claims	58
Government Permits	3
Hazardous Substance Activities	32
Income Tax Liability of the Subsidiaries	8
Income Taxes	32
Indemnified Party	59
Indemnifying Party	59
Knowledge	66
Knowledge of Purchaser	66
Knowledge of Seller	66
Laserscope France	3
Laserscope UK	3
Law	66
Leased Real Property	19
Liabilities	66
Liability	66
LIBOR	66
License Agreement	12
Liens	2

Loan Agreement	50
Material Adverse Effect	66
Maximum Amount	60
Medical Delivery Device	46
NOL Threshold	31
Non-Paying Party	41
Parent	1
Pelvic Health	46
Permitted Changes	42
Permitted Liens	67
Person	67
Personal Property Leases	3
Post-Closing Adjustment	7
Pre-Closing Hazardous Substance Activities	67
Pre-Closing Transactions	4
Pre-Existing Contamination	67
Prepaid Expenses	3
Proceedings	22
Product Supply Agreement	12
Product Warranty Claims	67
Property Taxes	41
Proposed Closing Balance Sheet Item Statement	9
Proposed Subsidiary Closing Balance Sheet	9
Purchase Price	7
Purchased Assets	2
Purchaser	1
Purchaser Disclosure Schedule	35
Purchaser Indemnified Party	58
Purchaser Rep Loss	60
Purchaser’s Knowledge	66
Purchaser’s Savings Plan	52
Real Estate Leases	19
Recipient	39
Registrable Securities	48
Required Consents	11
Restricted Laser Products	46
Retained Employees	6
Retained Liabilities	6
Returns	30
Scheduled Contracts	23
Securities Act	34
Seller	1
Seller Product	67
Seller’s Knowledge	66
Seller’s Retained Environmental Liabilities	67
Seller’s Welfare Benefit Plans	52

Service Parts	3
Significant Supplier	34
Solvent	68
Stock Consideration	7
Straddle Period	41
Straddle Period Taxes	41
Subsidiaries	3
Subsidiary Balance Sheet Date	17
Subsidiary Balance Sheets	17
Subsidiary Closing Balance Sheet	8
Subsidiary Financial Statements	17
Tax	31
Tax Return	32
Taxes	31
Termination Date	55
Third Party Claim	59
Transfer Taxes	40
Transferred Employees	51
Transferred Equity Interests	3
Transferred Intellectual Property	2
ARTICLE 11
MISCELLANEOUS
11.1	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; or (c) if sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, the day following being so sent:
          If to Seller:

To:	American Medical Systems, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343
Attn: Chief Executive Officer
Fax: (612) 930-6695

With a copy to:
Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Thomas A. Letscher, Esq.
Fax: (612) 607-7100
If to Purchaser:
To:	Iridex Corporation
1212 Terra Bella Avenue
Mountain View, CA 94043
Attn: Chief Executive Officer
Fax: (650) 940-4710
With a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050
Fax: (650) 493-6811
Attn: David J. Segre, Esq.
     Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
11.2	Amendments; No Waivers.
(a)	Subject to Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3	Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section 11.3 shall survive the termination of this Agreement.
11.4	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other party.
11.5	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).
11.6	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.
11.7	Entire Agreement. This Agreement (including the Disclosure Schedule, all Exhibits and Schedules and all other agreements referred to herein or therein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.
11.8	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.
11.9	Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect and the parties hereto shall use diligent efforts to agree upon a substitute provision that is valid and enforceable that reflects the original intent of the parties as nearly as possible.
11.10	Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

11.11	Cumulative Remedies. Except to the extent expressly provided herein, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.12	Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Purchaser or employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN MEDICAL SYSTEMS, INC.
By:	/s/ John Nealon
	Name:	John Nealon
	Title:	Senior Vice President of Business Development

LASERSCOPE
By:	/s/ John Nealon
	Name:	John Nealon
	Title:	Senior Vice President of Business Development

IRIDEX CORPORATION
By:	/s/ Barry G. Caldwell
	Name:	Barry G. Caldwell
	Title:	President and CEO

SIGNATURE PAGE
ASSET PURCHASE AGREEMENT

EXHIBIT AND SCHEDULE INDEX

Exhibits
Exhibit 1.1(a)	Equipment
Exhibit 1.1(c)	Assigned Contracts
Exhibit 1.1(d)	Transferred Intellectual Property
Exhibit 1.1(f)	Governmental Permits
Exhibit 1.1(g)	Personal Property Leases
Exhibit 1.3(a)(v)	Assumed Service Contracts
Exhibit 1.7(a)(iii)	License Agreement
Exhibit 1.7(a)(iv)	Assignment and Assumption Agreement
Exhibit 1.7(a)(v)(A)	Product Supply Agreement
Exhibit 1.7(a)(v)(B)	Administrative Services Agreement
Exhibit 1.7(a)(vi)	Consents
Exhibit 1.7(a)(vii)	Form of Letter of Resignation
Exhibit 2.6(a)	Unaudited Statement of Balance Sheet Items
Exhibit 2.6(b)	Subsidiary Balance Sheets

Schedules
Schedule 1.1	Transferred Subsidiary Assets
Schedule 1.5(a)	Calculation of Balance Sheet Item Amount
Schedule 1.6	Allocation of Purchase Price
Schedule 6.2	List of Employees
Schedule 6.2(d)	Vacation Balances for Transferred Employees
Schedule 8.2	Specifically Indemnified Matters by Parent and Seller